U. S.  SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549


                                  FORM SB-2/A
                                AMENDMENT NO. 1


             Registration Statement Under the Securities Act of 1933

                           MATERIAL TECHNOLOGIES, INC.
                         (Name of Small Business Issuer)



                 Delaware                               95-4622822
      (State or other jurisdiction of       (I.R.S. Employer Identification No.)
       incorporation or organization)

                                                           1057
                                                (Primary Standard Industrial
                                                     Classification Code)



   11661 SAN VICENTE BOULEVARD                      GARY C. WYKIDAL
            SUITE 707                             245 FISCHER AVENUE
 LOS ANGELES, CALIFORNIA 90049                         SUITE A-1
          (310) 208-5589                       COSTA MESA, CALIFORNIA 92626
 (Address and telephone number of                   (714) 751-8505
   principal executive offices)          (Name, address, and telephone number of
                                                   agent for service)


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are to be offered on the delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. /x/
                                                                              -

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

     If delivery of the Prospectus is expected to be made pursuant to Rule 434 check the following box. /_/

                                                                                PROPOSED
                                               AMOUNT       PROPOSED MAXIMUM    MAXIMUM
TITLE OF EACH CLASS OF SECURITIES              BEING        OFFERING PRICE      AGGREGATE
TO BE REGISTERED                               REGISTERED   PER  SHARE          OFFERING PRICE

Common Stock offered by selling shareholders  6,367,585(1)  $       0.13(1)     $      827,786

     Total Registration Fee

     (1)     Estimated solely for the purpose of calculating the  registration  fee pursuant to
Rule  457(a)  of  the Securities Act of 1933 and based on the average of the high and low price per  share  of  our  common stock as quoted on the OTC Electronic Bulletin Board on February 4,
2002,  $.13.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                               TABLE OF CONTENTS
                                   Pursuant to Item 502(f) of Regulation S-B


PROSPECTUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     MATERIAL TECHNOLOGIES, INC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     OUR BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     THE SHARES BEING OFFERED HEREBY ARE HIGHLY SPECULATIVE AND ARE SUBJECT TO MANY SIGNIFICANT
          RISKS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     HISTORY OF LOSSES; ACCUMULATED DEFICIT; WORKING CAPITAL DEFICIENCY. . . . . . . . . . . . . . . . . .   9
     GOING CONCERN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     NO ASSURANCE OF PRODUCT DEVELOPMENT; NEED FOR ADDITIONAL RESEARCHAND DEVELOPMENT; MARKET UNCERTAINTY.   9
     LIMITED CURRENT ABILITY TO MARKET PRODUCTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     LACK OF EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     DEPENDENCE ON MANAGEMENT CONSULTANTS AND ADVISORS . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     COMPETITION FROM OTHER TECHNOLOGIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     POSSIBLE LOSS OF PATENTS TO SECURED LENDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     WE FACE RISKS THAT OUR PROPRIETARY RIGHTS, WHICH ARE IMPORTANT IN OUR BUSINESS, ARE NOT
          ADEQUATELY PROTECTED OR ARE NOT SUPERIOR TO THOSE OF OUR COMPETITORS
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
     NEED FOR ADDITIONAL FINANCING; LIKELY NEGATIVE CASH FLOW. . . . . . . . . . . . . . . . . . . . . . .  10
     SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED BY THIS
          PROSPECTUS, COULD REDUCE THE VALUE OF YOUR INVESTMENT DUE TO THE VERY SIGNIFICANT
          MARKET OVERHANG
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS DUE TO MANY
          FACTORS, INCLUDING A SUBSTANTIAL MARKET OVERHANG
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     YOUR INVESTMENT MAY HAVE LIMITED LIQUIDITY IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP
          OR CONTINUE
           . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     IMPEDIMENTS TO OBTAINING ADDITIONAL FINANCING . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     ROYALTY OBLIGATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
     WE DO NOT PLAN TO PAY DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     RISK OF NEW PRODUCT AND TECHNOLOGY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     ROBERT M. BERNSTEIN'S CONTINUES TO  CONTROL OUR AFFAIRS . . . . . . . . . . . . . . . . . . . . . . .  12
     ROBERT M. BERNSTEIN'S CONFLICTS OF INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
     POTENTIAL STATUS AS A PSEUDO CALIFORNIA CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . .  12
     CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . .  12
     IMPEDIMENTS TO RESALE FROM PENNY STOCK REGULATIONS. . . . . . . . . . . . . . . . . . . . . . . . . .  13

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

MARKET PRICE OF REGISTRANT'S COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13


                                        3

PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     SUBMISSION OF MATTERS TO A VOTE OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
          Liquidity and Capital Resources. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     THE FATIGUE FUSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     ELECTROCHEMICAL  FATIGUE  SENSOR  ("EFS") . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

DEVELOPMENT OF TECHNOLOGIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     STATUS OF THE FATIGUE FUSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     STATUS OF THE EFS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     GOVERNMENT FUNDING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     COMMERCIAL APPLICATIONS OF THE COMPANY'S TECHNOLOGIES . . . . . . . . . . . . . . . . . . . . . . . .  17
     THE BRIDGE MARKET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     THE SECOND MARKET SECTOR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     MANUFACTURING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     PATENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     PRODUCT DISTRIBUTION METHODS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     EMPLOYEES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     EXECUTIVE OFFICERS AND DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
          ROBERT M. BERNSTEIN - PRESIDENT/CHIEF EXECUTIVE OFFICER/CHAIRMAN OF THE BOARD. . . . . . . . . .  19
          JOEL R. FREEDMAN - SECRETARY/TREASURER/DIRECTOR. . . . . . . . . . . . . . . . . . . . . . . . .  19
          DR.  JOHN  W. GOODMAN - CHIEF ENGINEER/DIRECTOR. . . . . . . . . . . . . . . . . . . . . . . . .  19
          WILLIAM BERKS - VICE PRESIDENT OF GOVERNMENT PROJECTS. . . . . . . . . . . . . . . . . . . . . .  19
     ADVISORY BOARD. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          DR. LAWRENCE CHIMERINE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          ADM. ROBERT P. COOGAN, USN (Ret.). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          ROBERT F. CUSHMAN, ESQ.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          DAVID HABERMAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
          CAMPBELL LAIRD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          T.Y. LIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          Y.C. YANG. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          THOMAS V. ROOT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
          SAMUEL I. SCHWARTZ . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . .  22
     EXECUTIVE COMPENSATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     SECURITY OWNERSHIP OF CERTAIN OWNERS AND MANAGEMENT AS OF FEBRUARY 4, 2001. . . . . . . . . . . . . .  23
          Security Ownership of Certain Beneficial Owners. . . . . . . . . . . . . . . . . . . . . . . . .  23
          Security Ownership of Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

SELLING SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     TRANSFER AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                        4

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

INTEREST OF NAMED EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38

TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-1

PROSPECTUS

                           MATERIAL TECHNOLOGIES, INC.
                        6,367,585 Shares of Common Stock
                                (par value $.001)

     Materials Technologies, Inc. is registering 6,367,585 shares for sale by certain selling shareholders par value $.001 per share under this Prospectus. See "Selling Shareholders."

     We will not receive any of the proceeds from the sale of the shares of common stock by our shareholders. There is presently no public market for these shares. The expenses of the offering, estimated to be $33,576, will be paid by us.

     Bid and asked prices for our common stock are quoted, and the last sale is reported, on the OTC Electronic Bulletin Board maintained by the National Association of Securities Dealers under the symbol "MTEY." On February 4, 2002, the last bid price of the common stock as reported was $.13.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment.

     Information contained in this Prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 The date of this Prospectus is _______, 2001

                               PROSPECTUS SUMMARY

OUR  BUSINESS

     Material Technologies, Inc. ("we", "our" or the "Company") is engaged in research and development of metal fatigue detection, measurement, and monitoring technologies. We are a development stage company doing business as Tensiodyne Scientific Corporation.

     Our efforts are dedicated to developing devices and systems that indicate the presence of very small cracks and the true fatigue status of a metal component. We have developed two products. The first is a small, extremely simple device that continuously monitors fatigue life in a structural member. It is called a Fatigue Fuse. The second is an instrument that is expected to detect very small cracks and is intended to determine crack growth rates and measure the amount of fatigue life remaining in an existing structural member. Nothing like it currently exists in materials technology. In the laboratory, the crack detection modality has a resolution of a few microns, exceeding the current state of the art by fifty times or more. It is called an Electrochemical Fatigue Sensor (EFS). Both devices are pioneering technology in the fatigue field that stands as cutting-edge solutions. They are both patented.

     We were formed as a Delaware corporation on March 4, 1997. We are the successor to the business of Material Technologies, Inc., a Delaware corporation, also doing business as Tensiodyne Scientific, Inc. (Matech 1), which was the successor to the business of Tensiodyne Corporation that began developing the Fatigue Fuse in 1983. Our two predecessors, Tensiodyne Corporation and Matech 1, were engaged in developing and testing the Fatigue Fuse and, beginning in 1993, developing the EFS.

     We  are  offering 6,367,585 shares of common stock by Selling Shareholders.

     Our principal executive office is located at 11661 San Vicente Boulevard, Suite 707, Los Angeles, California 90049. Our telephone number is (310) 208-5589 and our fax number is (310) 473-3177.

                                 FINANCIAL DATA

     The following table summarizes the financial data of our business. You should read this information with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this Prospectus


                                                  (Unaudited)                         Year
                                               Nine Months Ended                      Ended
                                              September 30, 2001               December 31, 2000
                                       --------------------------------  ------------------------------
                                            2000             2001             1999            2000
                                       ---------------  ---------------  --------------  --------------
Operating Data:

   Income from Contract                $      601,936   $    1,038,060   $     924,484   $     635,860

   Net Income (Loss)                   $     (275,286)  $   (2,192,298)  $    (539,283)  $    (459,129)

Net Income (Loss) Per Share:

   Basic                               $          .00   $         (.07)  $        (.04)  $        (.02)

Weighted Average Shares
   Outstanding:

   Basic                                   17,483,267       31,272,062      12,242,534      18,900,019


                                        September 30,    September 30,    December 31,    December 31,
                                            2000             2001            1999            2000
                                       ---------------  ---------------  --------------  --------------

Balance Sheet Date:

   Working Capital (Deficit)           $     (357,843)  $     (258,516)  $    (180,157)  $    (403,117)

   Total Assets                        $      172,817   $      384,350   $     250,041   $     108,776

   Net Stockholder's Equity (Deficit)  $     (471,049)  $     (606,921)  $    (620,545)  $    (710,460)

                                  RISK FACTORS

THE SHARES BEING OFFERED HEREBY ARE HIGHLY SPECULATIVE AND ARE SUBJECT TO MANY SIGNIFICANT RISKS

HISTORY  OF  LOSSES;  ACCUMULATED  DEFICIT;  WORKING  CAPITAL  DEFICIENCY

     We  have  incurred  losses of $133,578, $549,187, $539,283 and $459,129 for the years ended December 31, 1997, 1998, 1999 and 2000, respectively. The likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business and the competitive environment in which we operate. Unanticipated delays, expenses and other problems such as setbacks in research and development or product development and market acceptance  are  frequently  encountered  in  connection with the expansion of a business. See "Need for Additional Financing; Likely Negative Cash Flow" below. As a result of the fixed nature of many of our expenses, we may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of our products or any capital raising or revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on our business, operations and financial condition.

GOING  CONCERN

     The financial statements as of and for the year ended December 31, 2000, have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent the realizable or settlement values. We have suffered recurring operating losses and had limited working capital liquidity at December 31, 2000. As a result of these factors, our independent certified public accountants have expressed substantial doubt about our ability to continue as a going concern. We believe that our efforts to reduce costs and operate more efficiently will generate improved cash flows, although there can be no assurances that such efforts will be successful. We currently have enough revenue from government contracts to sustain operations through May of 2002.

NO ASSURANCE OF PRODUCT DEVELOPMENT; NEED FOR ADDITIONAL RESEARCH AND DEVELOPMENT; MARKET UNCERTAINTY

     Our products are in the research, development, and testing stage. Unexpected problems, technological or specifications changes (1) may make the technologies obsolete, (2) may affect the products' overall feasibility, or (3) may delay completion and increase costs of research, development, and testing. The time required to bring one or both products to market is uncertain. Market acceptance cannot be determined until product development is complete.

LIMITED  CURRENT  ABILITY  TO  MARKET  PRODUCTS

     Our operating results will depend on our ability to market our products. We have not yet established a direct sales force or distribution network. Failure to put into place an experienced and skillful marketing infra-structure, in a timely manner, could have a materially adverse impact upon our ability to bring our products to market and continue operating.

LACK  OF  EMPLOYEES

     We currently only have four (4) employees, Robert M. Bernstein, President, John Goodman, a part-time engineer, a part-time vice president and a secretary. There is a substantial risk that we may not have funds to hire additional employees that may be needed to complete the development and marketing of our products.

DEPENDENCE  ON  MANAGEMENT  CONSULTANTS  AND  ADVISORS

     Our success largely depends on the performance of our President and Chief Executive Officer, Robert M. Bernstein, our consultants, and advisors. Failure to attract and retain key consultants, advisors, and employees with necessary skills could have a materially adverse impact on our ability to bring our products to market and continue operating. We have an Advisory Board, the members of which serve without compensation. We have no contracts with our advisors or any consultants. Our advisors serve without compensation other than common stock that they received. To date, these advisors have been willing to provide advice based on their expertise when needed on an ad hoc basis generally consisting of telephone conferences ranging from once a month to several times in a week. There is a risk that these advisors will no longer be willing to advise us without compensation and that we will not have the funds to retain them. Loss of these advisors could seriously impair our ability to develop and market our products.

COMPETITION  FROM  OTHER  TECHNOLOGIES

     The metal fatigue measuring industry has significant competition. Other technologies exist which indicate the presence of metal fatigue damage. Single cracks larger than a certain minimum size can be found by nondestructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, for subsequent estimation of fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been in use for up to 40 years and offer the advantage that they have been accepted in the marketplace, whereas our products will remain largely unproved for some currently indeterminable time. Other companies with greater financial and technical resources and larger marketing organizations than ours pose a potential threat if they commence competing in our market segment. We are unaware of any other companies developing technology similar to the Company's technology and its patents protect its unique technologies. On the other hand, companies marketing alternative technologies include Magnaflux Corporation, Kraut-Kremer-Branson, Dunegan-Endevco, and MicroMeasurements. These companies have more substantial assets, greater experience, more human and other resources than ours, including but not limited to established distribution channels and an established customer base. The familiarity and loyalty to these technologies may be difficult to dislodge. See "Competition."

POSSIBLE  LOSS  OF  PATENTS  TO  SECURED  LENDERS

     Our patents are encumbered by certain liabilities as described under the heading, "Business." If we fail to discharge our obligations under those liabilities to certain lenders including Robert M. Bernstein, a principal shareholder, Director and Chief Executive Officer, we may lose our interests in our patents or certain rights to exploit the technology. See "Management - Certain Transactions." We are not in default on any of our indebtedness secured by patents or out of compliance with any covenants of such indebtedness.

WE FACE RISKS THAT OUR PROPRIETARY RIGHTS, WHICH ARE IMPORTANT IN OUR BUSINESS, ARE NOT ADEQUATELY PROTECTED OR ARE NOT SUPERIOR TO THOSE OF OUR COMPETITORS

      We will rely on a combination of patent and trade secret protection, non-disclosure agreements, licensing arrangements and new patent filings to establish and protect our proprietary rights. We intend to file applications as appropriate for patents covering our products. Due to the increasing number of patent applications filed with the United States Patent and Trademark Office, we are uncertain as to if or when patents will issue from any of our pending applications or, if patents do issue, that claims allowed will be sufficiently broad to protect our technology. In addition, there is a possibility that any patents that may be issued could be challenged, invalidated or circumvented, or that the rights granted to us as owners of the patents will not provide proprietary protection to us. Since U.S. patent applications are maintained in secrecy until patents issue, and since publication of inventions in the technical or patent literature tend to lag behind such inventions by several months, there is a possibility that we may not be the first creator of inventions covered by such patents or pending patent applications or that we may not be the first to file patent applications for such inventions. Despite our efforts to safeguard and maintain our proprietary rights, we are uncertain as to whether we will be successful in doing so or that our competitors will not independently develop or patent technologies that are substantially equivalent or superior to our technologies.

NEED  FOR  ADDITIONAL  FINANCING;  LIKELY  NEGATIVE  CASH  FLOW

     If we fail to raise additional funds necessary for research, development, and testing from either government grants, sale of securities, borrowings, or other sources, we will not have a product for a potential market and shareholders will have no possibility of any financial return or economic benefit from their ownership of shares. Even if the necessary $5,000,000 is raised and research, development, and testing is completed, no assurance can be given that the results will establish that the products will be marketable. Moreover, no assurance can be given that our products can be produced at a cost which will make it possible to market them at a commercially feasible price. We are likely to have negative cash flow through at least March 31, 2002. Over the next 24 months, $5,000,000 will be required to complete research and development of both products and market them. If we do not successfully raise these funds, we may be compelled to halt all operations resulting in complete loss of share value.

SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET, INCLUDING THE SHARES OFFERED BY THIS PROSPECTUS, COULD REDUCE THE VALUE OF YOUR INVESTMENT DUE TO THE VERY SIGNIFICANT MARKET OVERHANG

     The sale of shares of our common stock in the public market could cause a reduction in the market price of our common stock. This Prospectus covers 6,367,585 shares or approximately 15% of our issued and outstanding common stock at February 4, 2002. As of February 4, 2002,we had 43,092,678 common shares issued and outstanding. Any substantial sale of our common stock may result in the reduction of its market price, and as a result, a reduction in the value of your investment. Moreover, the perceived risk of dilution may cause shareholders to sell their shares, which would contribute to the downward movement in the stock price of our common stock.

OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND SUBJECT TO WIDE FLUCTUATIONS DUE TO MANY FACTORS, INCLUDING A SUBSTANTIAL MARKET OVERHANG

     The market price of our common stock may be highly volatile and subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations, services, or affiliations or new products by us or our competitors, changes in financial estimates by securities analysts, lack of market acceptance of our products and services, or other events or factors, including the risk factors described herein. In addition, the stock market in general, and the technology stocks in particular, experience significant price and volume fluctuations that are often unrelated to a company's operating performance. As with any public company, we may be subject to securities class action litigation following periods of volatility in the market price of our securities which could result in substantial costs and a diversion of management's attention and resources.

     Additionally, the sale of a substantial number of shares of common stock, or even the potential of sales, in the public market following this offering could deflate the market price for the common stock and make it more difficult for us to raise additional capital through the sale of our common stock.

YOUR INVESTMENT MAY HAVE LIMITED LIQUIDITY IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP OR CONTINUE

     Your purchase of our common stock may not be a liquid investment because our securities trade over the counter with quotes on the OTC electronic bulletin board. You should consider carefully the limited liquidity of your investment before purchasing any shares of our common stock. We have no obligation to apply for quotation of our common stock on the NASDAQ Stock Market or for listing of our common stock on any national securities exchange. Factors such as our lack of earnings history, the absence of expectation of dividends in the near future, mean that there can be no assurance that an active and liquid market for our common stock will exist at any time, that a market can be sustained, or that investors in the common stock will be able to resell their shares. In addition, the free transferability of the common stock will depend on the securities laws of the various states in which it is proposed that a sale of the common stock be made.

IMPEDIMENTS  TO  OBTAINING  ADDITIONAL  FINANCING

     Under modified agreements with the University of Pennsylvania to satisfy the debt due them in the amount of $406,535 , we must pay a percentage of amounts raised from financing other than from government contracts. We must pay the University 30% of any such financing over $200,000. In addition, we are obligated to pay royalties totaling 12% on revenues received from sale of the Fatigue Fuse and 10% of revenues received from sale of the EFS. These commitments are likely to increase the difficulty in finding third party financing. Underwriters and other financing sources are less likely to agree to finance our research and development if these amounts must be paid out rather than used for additional research and development. See Notes 6, 10f, and 10g to the Financial Statements and "Agreements and Royalty Obligations."

ROYALTY  OBLIGATIONS

     Over the years, to finance development of the Fatigue Fuse and Electrochemical Sensor, our predecessors sold substantial royalty rights to others. As of the date of this Prospectus, we were obligated to pay royalties to others totaling 12% of revenues from sales of our Fatigue Fuse and 10% of revenues from sales of EFS. If these products are manufactured and sold, these royalty obligations will reduce our revenue from the sale of these products. See Note 10g to the Financial Statements.

WE  DO  NOT  PLAN  TO  PAY  DIVIDENDS

     We will not be able to pay dividends until we recover any losses that we may have incurred and we become profitable. We intend to retain our earnings to finance growth and expansion and for general corporate purposes. Any future declaration and payment of dividends on the common stock will depend upon our earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, our ability to service any equity or debt obligations senior to the common stock, and other factors deemed relevant by our Board of Directors. Holders of our preferred stock have the right to dividends declared with respect to the common stock on an as-converted basis.

RISK  OF  NEW  PRODUCT  AND  TECHNOLOGY

     The manufacturing and marketing of our products which incorporate new technology, has inherent risk. It is uncertain how each product will operate over time and under various conditions of use. Even if one or both products are successfully developed, manufactured, and marketed, warranty or product liability, or lack of market acceptance due to product failure or failure to meet expectations, could prevent us from becoming profitable. Developing new technologies for manufacture is frequently subject to unforeseen expenses, difficulties, and complications and, in some cases, such development cannot be accomplished.

ROBERT  M.  BERNSTEIN'S  CONTINUES  TO  CONTROL  OUR  AFFAIRS

     Our President, Robert M. Bernstein, owns 100,000 shares of Class B stock, each of which has 1,000 votes per share, which represents 100,000,000 votes, and also owns 15,967,522 shares of our Class A common stock representing approximately 37% of the total outstanding shares. Thus, in any shareholder vote, Mr. Bernstein has 115,967,522 votes out of a total of 43,092,678 possible votes equal to approximately 81% voting control of the Company. Mr. Bernstein overwhelmingly controls our direction and management. Our Bylaws do provide for cumulative voting. Nevertheless, a minority shareholder will have no control over management and probably will be unable to elect any directors.

ROBERT  M.  BERNSTEIN'S  CONFLICTS  OF  INTEREST

     Mr. Bernstein controls our operations as majority shareholder, President, Chief Executive Officer, and Chairman of the Board. He has a conflict of interest since he has a lien on the Company's patents giving him the right to foreclose on them if loans he made to the Company are not repaid. Mr. Bernstein's right to foreclose means that, if our business fails, he could potentially profit by gaining personal control its technology. On the other hand, as a director, officer, and controlling shareholder, Mr. Bernstein owes a fiduciary duty to the Company and its shareholders to act in the Company's and shareholders best interests.

POTENTIAL  STATUS  AS  A  PSEUDO  CALIFORNIA  CORPORATION

     Section 2115 of the California General Corporation Law subjects certain foreign corporations doing business in California to various substantive provisions of the California General Corporation Law in the event that the average of its property, payroll and sales is more than 50% in California and more than one-half of its outstanding voting securities are held of record by persons residing in the State of California. Some of the substantive provisions include laws relating to annual election of directors, removal of directors without cause, removal of directors by court proceedings, indemnification of officers and directors, directors standard of care and liability of directors for unlawful distributions. The aforesaid Section does not apply to any corporation which, among other things, has outstanding securities designated as qualified for trading as a national market security on NASDAQ if such corporation has at least eight hundred holders of its equity securities as of the record date of its most recent annual meeting of shareholders. It is currently anticipated that we may be subject to Section 2115 of the California General Corporation Law which, in addition to other areas of the law, will subject us to Section 708 of the California General Corporation Law which mandates that shareholders have the right of cumulative voting at the election of directors.

CAUTIONARY  STATEMENT  ABOUT  FORWARD-LOOKING  STATEMENTS

     Cautionary statement about some of the statements in this Prospectus contain "forward looking statements", including statements regarding, among other items, our business strategies, projections, and anticipated trends in our business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including those factors described under "Risk Factors" and elsewhere herein. In light of these risks and uncertainties, there can be no assurance that any forward-looking information contained herein will in fact transpire or prove to be accurate. All subsequent written forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

IMPEDIMENTS  TO  RESALE  FROM  PENNY  STOCK  REGULATIONS

     The Securities and Exchange Commission ("SEC") regulations generally define "Penny Stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For transactions covered by these rules, the broker dealer must make a delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker dealer also must disclose the commissions payable to both the broker dealer and registered representative, current quotations for the securities, and, if the broker dealer is the sole market maker, the broker dealer must disclose this fact and the broker dealer's presumed control over the market. Finally, monthly statements must be sent out disclosing recent price information for the penny stock held in the customer's account and information on a limited market in penny stocks. Consequently, the "Penny Stock" rules may restrict the ability of broker dealers to sell our securities and may affect the ability of stockholders to sell our securities in the secondary market.

                                USE OF PROCEEDS

     All shares of common stock being offered by this Prospectus are being sold by Selling Shareholders. No proceeds will be received by us.

                                DIVIDEND POLICY

     We have not paid dividends and do not plan on paying dividends in the near future. Instead, we currently intend to retain any earnings for use in expanding our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future.

                    MARKET PRICE OF REGISTRANT'S COMMON STOCK

     Our common stock is traded on the NASDAQ Bulletin Board. Our symbol is MTEY. From January, 2000 through December 31, 2001, our common stock was quoted between a low bid of $.08 per share and a high bid of $2.875 per share. Such over-the-counter quotations reflect inter-dealer prices, without retail markup, markdown, or commission and may not necessarily represent actual transactions. The following chart shows the high and low bid prices per share per calendar quarter from January 2000 to December 31, 2001.


                      HIGH BID PRICE (1)   LOW BID PRICE (1)

First  Quarter 2000  $             2.875  $             .343

Second Quarter 2000  $             1.437  $              .42

Third  Quarter 2000  $               .54  $              .22

Fourth Quarter 2000  $              .312  $              .13

First  Quarter 2001  $               .23  $              .09

Second Quarter 2001  $               .12  $              .08

Third  Quarter 2001  $               .22  $             .084

Fourth Quarter 2001  $               .25  $              .10

     (1)     All  bid  prices  were  supplied  to  us  by  Smith  Barney.

                                   PROPERTIES

     We lease an office at 11661 San Vicente Blvd., Suite 707, Los Angeles, California, 90049. The space consists of 830 square feet and will be adequate for our current and foreseeable needs. The total rent is $2,348 per month and expires on June 1, 2002.

     We own a remote monitoring system and certain equipment that was being used by the University of Pennsylvania for instructional and testing purposes. We determined that the system has no future use and probably cannot be sold.
Therefore, we charged its full costs of $97,160 to operations, which are included in general and administrative expenses.


                                LEGAL PROCEEDINGS

     We are not presently involved in any legal proceedings that, in our opinion, might have a material effect on our operations.

SUBMISSION  OF  MATTERS  TO  A  VOTE  OF  SHAREHOLDERS

     NONE

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For  the  nine  months  ended  September  30,  2000  and  2001:

     During the nine month period ended September 30, 2000, we generated approximately $915,340 in revenue, which consisted of $601,936 under our research and development contracts, $251,798 from the sale of marketable securities, and $61,606 in interest. Of the $61,606 in interest earned, $55,572 relates to interest accrued on non-recourse stock subscription receivables due from our President and a Director.

     During the nine month period ended September 30, 2001, we generated approximately $1,127,993 in revenue, which consisted of $1,038,060 under our research and development contracts, and $89,933 in interest. Of the total interest earned, $85,536 relates to interest accrued on non-recourse stock subscription receivables due from our President and a Director.

     During the nine month periods ended September 30, 2000 and 2001, we incurred approximately $433,445 and $828,326, respectively, in development costs, all of which related to the above indicated contracts.

     General and administration costs were $443,777 and $2,402,032, respectively, for the nine-month periods ended September 30, 2000, and 2001. The major expenses incurred during the nine-month period ended September 30, 2000, consisted of $84,101 in consulting fees, $90,000 in officer's salary, $109,315 in professional fees, $18,855 in rent, $14,577 in telephone expense, $28,187 in salaries, office expense of $21,761, and $22,491 in travel costs.

     The major expenses incurred during the nine-month period ended September 30, 2001, consisted of $1,500,000 relating to the modification of the amount owed to us by our President and a Director on non-recourse stock subscriptions, $420,000 of prior years' compensation due our President that was paid in stock in 2001, $147,569 in consulting fees, $90,000 in officer's salary, $97,695 in professional fees, $16,454 in rent, $11,706 in telephone expense, $26,200 in office salaries, office expense of $16,454, and $25,643 in travel costs.

For  the  three  months  ended  September  30,  2000  and  2001:

     During the three-month period ended September 30, 2000, we generated approximately $182,909 in revenue, which consisted of $143,781 under our research and development contracts, and interest earned of $39,128 the majority of which relates to interest accrued on non-recourse stock subscription receivables due from our President and a Director.

     During the three-month period ended September 30, 2001, we generated approximately $438,491 in revenue, which consisted of $427,004 under our research and development contracts, and interest earned of $11,487, the majority of which related to interest accrued on non-recourse stock subscription receivables due from our President and a Director.

     During the three-month periods ended September 30, 2000 and 2001, we incurred approximately $100,051 and $356,706, respectively, in development costs, all of which related to the above-indicated contracts.

     General and administration costs were $117,477 and $258,597, respectively, for the three-month periods ended September 30, 2000 and 2001. The major expenses incurred in 2000, consisted of officer's salaries of $30,000, office salaries of $8,928, consulting fees of $8,591, professional services of $34,498, rent of $6,411, office expense of $6,246, telephone expense of $5,236, and travel expense of $3,672.

     The major expenses incurred in 2001, consisted of officer's salaries of $30,000, office salaries of $10,617, consulting fees of $113,066, professional services of $46,486, rent of $6,833, office expense of $13,129, telephone expense of $6,875, and travel expense of $16,674.

Liquidity  and  Capital  Resources

     Cash and cash equivalents as of September 30, 2000 and 2001 were 54,783, and $101,610, respectively. During 2000, we received $841,647 through our research contracts, $3,000 through advances from our President, $5,000 through the issuance of our common stock, $251,798 through the sale of stock held for investment, $3,990 from interest earned on savings, and other receipts totaling $3,053. Of the $1,108,488 received, $1,070,988 was used in operations, $15,000 was  invested  in  a  joint  venture,  and  $22,500 was repaid to our President.

     During 2001, we received $885,808 through our research contracts, $14,800 through advances from our President, and $230,308 through the issuance of our common stock. Of the $1,130,917 received, $949,580 was used in operations, $5,600 was used in the development of our website, $47,281 was used in the selling of the stock and $28,800 was advanced to our President.


                                    BUSINESS

THE  FATIGUE  FUSE

     The Fatigue Fuse is designed to be affixed to a structure to give warnings as preselected portions of the fatigue life have been used up (i.e., how far to failure the structure has progressed). It warns against a condition of widespread generalized cracking due to fatigue.

     The Fatigue Fuse is a thin piece of metal similar to the material being monitored. It consists of a series of parallel metal strips connected to a common base, much as fingers are attached to a hand. Each "finger" has a different geometric pattern called "notches" defining its boundaries. Each finger incorporates a design specific notch near the base. By applying the laws of physics to determine the geometric contour of each notch, the fatigue life of each finger is finite and predictable. When the fatigue life of a finger (Fuse) is reached, the Fuse breaks.

     By implementing different geometry for each finger in the array, different increments of fatigue life are observable. Typically, notches will be designed to facilitate observing increments of fatigue life of 10% to 20%. By mechanically attaching or bonding these devices to different areas of the structural member of concern, the Fuse undergoes the same fatigue history (strain cycles) as the structural member. Therefore, breakage of a Fuse indicates that an increment of fatigue life has been reached for the structural member. The notch and the size and shape of the notch concentrate energy on each finger. The Fuse is intimately attached to the structural member of interest. Therefore, the Fuse experiences the same load and wear history as the member.

     We believe that the Fatigue Fuse will be of value in monitoring aircraft, ships, bridges, conveyor systems, mining equipment, cranes, etc. No special training will be needed to qualify individuals to report any broken segments of the Fatigue Fuse to the appropriate engineering authority for necessary action. The success of the device is contingent upon our successful development and marketing of the Fatigue Fuse, and no assurance can be given that we will be able to overcome the obstacles relating to introducing a new product to the market. To determine its ability to produce and market the Fatigue Fuse, we need substantial additional capital and no assurance can be given that needed capital will be available.

     In a new structure, we generally assume there is no fatigue and can thus design the Fatigue Fuse for 100% of its life potential. But in an existing structure, one that experienced loading and wear, we must determine the fatigue status of that structural member so we can design the Fatigue Fuse to monitor the remaining fatigue life potential. The EFS is dedicated to that purpose.

ELECTROCHEMICAL  FATIGUE  SENSOR  ("EFS")

     The EFS is a device that employs the principle of electrochemical/mechanical interaction to measure the state of fatigue damage in a metal structural member. It is expected to provide a means for determining the fatigue age of that member so that appropriate action (monitor, replacement, or repair) can be taken before structural failure occurs.

     In conjunction with a license and development agreement with the University of Pennsylvania, the Company is developing product designs to measure electrochemically the status of fatigue in structures without knowing the structure's past load history. This technology is known as electrochemical fatigue sensor.

     The EFS functions by treating the location of interest (the target) associated with the structural member as an electrode of an electrochemical cell. To complete the electro-cellular reaction an electrolyte, in the form of a low corrosion gel, is placed in contact with the target. By imposing a constant voltage-equivalent circuit as the control mechanism for the electrochemical reaction at the target surface - current flows as a function of stress action. The EFS is always a dynamic process; therefore stress action is required, e.g. to measure a bridge structural member it is necessary that cyclic loads be imposed, as normal traffic on the bridge would do. The results are a specific set of current waveforms and amplitudes that is expected to characterize and report fatigue damage (age).

     Stress points are very often located in difficult-to-get-at places for humans. Therefore, it has become desirable to miniaturize the process and develop a means for delivery to inaccessible areas. The answer is borescope technology, that is currently unproven and being developed. We are highly dependent on this technology for much of its potential market.


                           DEVELOPMENT OF TECHNOLOGIES

STATUS  OF  THE  FATIGUE  FUSE

     The  development  and  application sequence for the Fatigue Fuse and EFS is
(a) basic research, (b) exploratory development, (c) advanced development, (d) prototype evaluation, (e) application demonstration, and (f) commercial sales and service. The Fatigue Fuse came first. The inventor, Professor Maurice Brull, conducted the basic research at the University of Pennsylvania. We conducted the advanced development, including variations of the adhesive bonding process, and fabricating a laboratory-grade remote recorder for finger separation events that constitute proper functioning of the Fatigue Fuse. The next step, prototype evaluation which encompasses empirical tailoring of Fuse parameters to fit the actual spectrum loading expected in specific applications, needs to be done. The associated tests include both coupon specimens and full-scale structural tests with attached Fuses. A prototype of a flight qualifiable operational separation event recorder was designed, fabricated, and successfully demonstrated. The next tasks will be to prepare a mathematical analysis for more efficient selection of Fuse parameters and to conduct a comprehensive test program to prove the ability of the Fatigue Fuse to accurately indicate fatigue damage when subjected to realistically large variations in spectrum loading. The final tasks prior to marketing will be an even larger group of demonstration tests.

     The Fatigue Fuse is at its final stages of testing and development. To begin marketing, the Fuse will take from 6 to 12 months and cost approximately $600,000, including technical and beta testing and final development. If testing, development, and marketing are successful, we estimate we should begin receiving revenue from the sale of the Fatigue Fuse within a year of receiving the $600,000. However, we cannot estimate the amount of revenue that may be realized from sales of the Fuse, if any.

     To date, certain organizations have included our Fatigue Fuse in test programs. We have already completed the tests for welded steel civil bridge members conducted at the University of Rhode Island. In 1996, Westland Helicopter, a British firm, tested the Fatigue Fuse on Helicopters. That test was successful with the legs of the Fuses failing in sequence as predicted.

STATUS  OF  THE  EFS

     The existence and size of very small cracks can be determined by EFS, and in this regard it appears superior in resolution to other current non-destructive testing techniques. It has succeeded in regularly detecting cracks as small as 40 microns in a titanium alloy, in a laboratory environment, as verified by a scanning electronic microscope, and is probably capable of detecting cracks down to 10 microns. This is much smaller than the capability of any other practical non-destructive testing method for structural components. There is also a vast body of testing supporting successful use of this technology with selected aluminum alloys.

     However, additional testing is required to verify EFS' crack detection capabilities under variable amplitude environments which are more representative of actual structures in the field, like a highway bridge or aircraft fuselage. It is also believed that for the first time it is possible to conduct the fatigue appraisal of steel structural members without requiring any knowledge of past loading history. Until additional tests are completed and these capabilities verified, we cannot assure that this technology will be successful.

GOVERNMENT  FUNDING

     In August 1996, we executed an agreement entitled, "Teaming Agreement," with Southwest Research Institute (SRI) and the University of Pennsylvania (the "Team") for research and development efforts. On February 25, 1997, the "Team" was awarded from the United States Air Force a $2.5 million Phase I contract to determine the feasibility of the EFS to improve the U.S. Air Force capability to perform durability assessments of military aircraft, including air frames and engines through the application of the EFS to specific military aircraft alloys. Our share of this award was approximately $550,000. On June 18, 1998 the Team, with Material Technologies as the lead contractor, was awarded a second contract in the amount of $2,061,642 to "determine the applicability of the EFS to improve the U. S. Air Force capability to perform durability assessments of military aircraft, including both air frames and engines through the application of the EFS to specific military aircraft alloys." On February 5, 1999, a third contract in the amount of $2,000,000 was awarded to us to continue and expand the efforts for turbine engines. A fourth contract was awarded on November 3rd, 2000 to continue the borescope and EFS technologies, as well as alternate means of fatigue sensing. Accordingly, over the last 4 years approximately $8.5 million was awarded to research and develop the EFS. The results of this research are encouraging and provide a basis for us and our research partners to obtain additional funding. No assurance can be given, however, that such funding will be received.

COMMERCIAL  APPLICATIONS  OF  THE  COMPANY'S  TECHNOLOGIES

     No commercial application of our products has been arranged to date, but the technology has matured to a point where we believe it can be applied to certain markets. Our technology is applicable to many market sectors such as bridges and aerospace as well as ships, cranes, power plants, nuclear facilities, chemical plants, mining equipment, piping systems, and "heavy iron."

THE  BRIDGE  MARKET

     In the U.S. alone there are more than 610,000 bridges of which over 260,000 are rated by the Federal Highway Administration as requiring major repair, rehabilitation, or replacement. Although there are normal business imperatives, the market is essentially macro-economically and government policy driven. In our opinion, "only technology can provide the solution." The need for increased spending accelerates significantly each year as infrastructure ages. Analysis by infrastructure economic experts, including the Federal Highway Administration, confirms that $9 billion per year, for bridges alone, is the minimum amount required to maintain the status quo. Since that amount has not been available, and a backlogged repair bill of more than $358 billion has already accrued. In the 1991 ISTEA initiative (Intermodal Surface Transportation and Efficiency Act) and recently in the $200 billion 1998 TEA-21 initiative (Transportation Equity Act) Bridge Management Systems have been mandated as a matter of policy.

THE  SECOND  MARKET  SECTOR

     The second market sector that we intend to pursue is aerospace. The aerospace industry is concerned with aluminum alloys and titanium alloys. This market opportunity will follow a different time line, budget, and market model. There can be no assurance of success until the technology is successfully installed in the field and passed required testing and validation.

MANUFACTURING

     Certain manufacturers are capable of producing the Fatigue Fuse and EFS at reasonable cost. No assurance can be given, however, that these devices will be successfully manufactured, that they can be commercially produced, that they will perform to Management's expectations, or that they will be successfully marketed. Moreover, significant competition may develop.

PATENTS

     We are the assignee of four patents originally issued to Tensiodyne Corporation. The first was issued on May 27, 1986, and expires on May 27, 2003. It is titled "Device for Monitoring Fatigue Life" and bears United States Patent Office Numbers 4,590,804. The second patent, titled "Method of Making a Device for Monitoring Fatigue Life" was issued on February 3, 1987 and expires February 3, 2004, United States Patent Office Number 4,639,997. The third patent, titled "Metal Fatigue Detector" was issued on August 24, 1993 and expires on August 24, 2010, United States Patent Number 5,237,875. The fourth patent, titled "Device for Monitoring the Fatigue Life of a Structural Member and a Method of Making Same," was issued on June 14, 1994 and expires on June 14, 2011, United States Patent Number 5,319,982. In addition, we own a fifth patent, titled "Device for Monitoring the Fatigue Life of a Structural Member and a Method of Making Same," which was issued June 20, 1995, United States Patent Number 5,425,274, and expires June 20, 2012.

PRODUCT  DISTRIBUTION  METHODS

     Subject to available financing, we intend to exhibit the Fatigue Fuse and the Electrochemical Fatigue Sensor at various aerospace trade shows and intend to also market our products directly to end users, including aircraft manufacturing and aircraft maintenance companies, crane manufactures and operators, certain state regulatory agencies charged with overseeing bridge maintenance, companies engaged in manufacturing and maintaining large ships and tankers, and the military. Although we intend to undertake marketing, dependent on the availability of funds, within and without the United States, no assurance can be given that any such marketing activities will be implemented.

COMPETITION

     Other technologies exist which measure and indicate fatigue damage. Single cracks larger than a minimum size can be found by nondestructive inspection methods such as dye penetrant, radiography, eddy current, acoustic emission, and ultrasonics. Tracking of load and strain history, to subsequently estimate fatigue damage by computer processing, is possible with recording instruments such as strain gauges and counting accelerometers. These methods have been used for 40 years and also offer the advantage of having been accepted in the market, whereas our products remain largely unproven. Companies marketing these alternate technologies include Magnaflux Corporation, Kraut-Kermer-Branson, Dunegan-Endevco, and Micro Measurements. These companies have more substantial assets, greater experience, and more resources than ours, including, but not limited to, established distribution channels and an established customer base. The familiarity and loyalty to these technologies may be difficult to dislodge. Because we are still in the development stage, we are unable to predict whether our technologies will be successfully developed and commercially attractive in potential markets.

EMPLOYEES

     We have four employees, Robert M. Bernstein, President and Chief Executive Officer, a secretary, one part-time engineer and one part-time government contract advisor. In addition, we retain consultants for specialized work such as an accountant who oversees our government contracts.

                                   MANAGEMENT

EXECUTIVE  OFFICERS  AND  DIRECTORS

The name, age, office, and principal occupation of our executive officers and directors and certain information relating to their business experiences are set forth below:

NAME                 AGE  POSITION

Robert M. Bernstein   67  President, Chief Executive Officer, Chairman of the
                          Board

Joel R. Freedman      42  Secretary, Treasurer, Director

Dr. John Goodman      68  Chief Engineer, Director

William Berks         71  Vice President of Government Projects


     The term of the directors and officers is until the next annual meeting or until their successors are elected.

ROBERT  M.  BERNSTEIN  - PRESIDENT/CHIEF EXECUTIVE OFFICER/CHAIRMAN OF THE BOARD

     Robert M. Bernstein received a Bachelor of Science degree from the Wharton School of the University of Pennsylvania in 1956. From August 1959 until his certification expired in August 1972, he was a Certified Public Accountant licensed in Pennsylvania. From 1961 to 1981, he was a consultant specializing in mergers, acquisitions, and financing. From 1981 to 1986, Mr. Bernstein was Chairman and Chief Executive Officer of Blue Jay Enterprises, Inc. of Philadelphia, PA, an oil and gas exploration company. In December 1985, he formed a research and development partnership for Tensiodyne, funding approximately $750,000 for research on the Fatigue Fuse. In October, 1988, he became Chairman of the Board, President and CEO.

JOEL  R.  FREEDMAN  -  SECRETARY/TREASURER/DIRECTOR

     Joel R. Freedman has acted as our Secretary and Treasurer since 1989. Since 1983, he has been President of Genesis Advisors, Inc., an investment
                             -
advisory firm in Bala Cynwyd, Pennsylvania. Since January 1, 2000, he has been a Senior Vice President of PMG Capital Corp., a securities brokerage and investment advisory firm in West Conshohocken, Pennsylvania. His duties there are a full-time commitment. Accordingly, he does not take part in our daily activities. He is not a director of any other company.

DR.  JOHN  W.  GOODMAN  -  CHIEF  ENGINEER/DIRECTOR

     Dr. John W. Goodman is retired from TRW Space and Electronics and was formerly Chairman of the Aerospace Division of the American Society of Mechanical Engineers. He holds a Doctorate of Philosophy in Materials Science that was awarded with distinction by the University of California at Los Angeles in 1970. In 1957, he received a Masters of Science degree in Engineering Mechanics from Penn State University and in 1955 he received a Bachelor of Science degree in Mechanical Engineering from Rutgers University. From 1972 to 1987, Dr. Goodman was with the U. S. Air Force as lead Structural Engineer for the B-1 aircraft, Chief of the Fracture and Durability Branch, and Materials Group Leader, Structures Department, Aeronautical Systems Center, Wright-Patterson Air Force Base. From 1987 to December 1993, he was on the Senior Staff, Materials Engineering Department of TRW Space and Electronics. He has been Chief Engineer for Development of Matech's products since May 1993. Over the last four years he has consulted for us on a part time basis.

WILLIAM  BERKS  -  VICE  PRESIDENT  OF  GOVERNMENT  PROJECTS

     William Berks retired from TRW, Inc. in November 1992. Mr. Berks' last assignment was as a project manager in the Advanced Systems Division of TRW's Space and Technology Group. He managed the Structures and Mechanism Subsystem of the Universal Test Bed Project, which is a three axis stabilized advanced bus for large geostationary satellites. In a collateral assignment, he was responsible for planning a building and its equipment for the National Space Program Office of Taiwan, Republic of China, for the design, assembly, integration and test of small three axis spacecraft and each of their subsystems, and manpower planning for a spacecraft program. Recently he was the

Chief Mechanical Engineer for the Space and Technology Group's commercial satellite operations. He served six years as Manager of the Mechanical Design Laboratory, the engineering design skill center for the design and development of spacecraft mechanical systems, which had as many as 350 individuals. For ten years he was Manager of the Advanced Systems Design Department, which was responsible for mechanical systems design for all spacecraft project. He was Assistant Project Manager for Mechanical Subsystems for a major spacecraft program, which included preparation of plans, specifications and drawings, supervision of two major subcontracts, and responsibility for flight hardware fabrication and testing. Mr. Berks has also managed independent research and development projects (antennas, materials, solar arrays) and holds six patents. He has over 30 years of experience in spacecraft mechanical systems engineering. He was with TRW, Inc. for 26 years.

ADVISORY  BOARD

     Since 1987, we and our predecessors have had an Advisory Board consisting of senior experienced businessmen and technologists, most of whom are nationally prominent. These individuals consult with us on an as needed basis. Members of the Advisory Board serve at will. The Advisory Board advises us on technical, financial, and business matters and may in the future be additionally compensated for these services. A biographical description of the members of the Advisory Board is as follows:

DR.  LAWRENCE  CHIMERINE

     Dr. Chimerine is President of Radnor International Consulting Inc. in Radnor, PA., an economics consulting firm, and co-founder of igrandparents.com.
            -                                                                  -
From 1993 to 2000, he was Managing Director and Chief Economist of the Economic Strategy Institute in Washington DC. He is the former Chairman, Chief Executive, and Chief Economist of Chase Econometrics and The WEFA Group. For more than 19 years, Dr. Chimerine has lent his advice and council to an impressive resume of Fortune 500 companies, financial institutions, and government agencies, providing private consultation on the state of the U.S. and world economics, specific industries, and sectors, and the impact of economic conditions on decision making, budgeting, and strategic planning. He has served on numerous corporate boards, is a member of various professional associations, and has held teaching positions at three universities. From 1965 to 1979, Dr. Chimerine was Manager of the U.S. Economic Research and Forecasting for the IBM Corporation. He left IBM to assume the chairmanship at Chase Economics and, in 1987, was appointed Chairman and CEO of the WEFA Group. Dr. Chimerine has served on numerous governmental advisory boards including the House of Representatives Task Force on International Competitiveness, the Census Advisory Committee, and the Economic Policy Board of the Department of Commerce. He is frequently called upon to testify on key economic issues before Congressional committees including the House and Senate Budget Committee, Joint Economic Committee, Senate Finance Committee, Senate Banking Committee, and the House Committee on Monetary Policy.

ADM.  ROBERT  P.  COOGAN,  USN  (Ret.)

     Robert P. Coogan retired from a distinguished naval career spanning 40 years during which he held numerous posts including: Commander U.S. Third Fleet, Commander Naval Air Force - U.S. Pacific Fleet, Commandant of Midshipmen - U.S. Naval Academy, and Chief of Staff - Commander Naval Air Force - U.S. Atlantic Fleet. From 1980 to 1991, he was with Aerojet General Company and served as Executive Vice President of Aerojet Electrosystems Co. from 1982-1991. He has his BS in Engineering from the US Naval Academy and MA in International Affairs from George Washington University.

ROBERT  F.  CUSHMAN,  ESQ.

     Mr. Cushman is a partner in the Philadelphia office of Pepper Hamilton LLP, and is also the permanent chairman of the Andrews Conference Group Construction Super Conference, and is the organizing chairman of the Forbes Magazine Conferences on Worldwide Infrastructure Partnerships, Rebuilding America's Infrastructure Conference, Alternative Dispute Resolution, the Forbes/ Council of the Americas Latin American Marketing Conference and the Forbes Environmental Super Conference.

DAVID  HABERMAN

     Mr. Haberman is chairman and co-founder of DCH Technology Inc., a company that specializes in hydrogen technology development, safety, process monitoring, and hydrogen fuel cell power applications. In 1996, William Richardson, then Secretary of the Department of Energy (DOE), appointed Mr. Haberman to represent the perspectives of commercial product developers and safety engineers on the Hydrogen Technical Advisory Board (HTAP). This panel, created by the Hydrogen Futures Act, reports directly to the Secretary of Energy and is responsible to the U.S. Congress to monitor the DOE's implementation of the National Hydrogen Program. As a director of the National Hydrogen Association (NHA), Mr. Haberman chairs the Implementation Planning Committee. He is a co-founder and President of the California Hydrogen Business Council, an American delegate and member of the International Standards Organization (ISO) Working Group on hydrogen system safety, and works to define the commercial future of hydrogen energy.

CAMPBELL  LAIRD

     Campbell Laird received his Ph.D. in 1963 from the University of Cambridge. His Ph.D. thesis title was "Studies of High Strain Fatigue." He is presently Professor and graduate group Chairman in the Department of Materials, Science & Engineering at the University of Pennsylvania. His research has focused on the strength, structure, and fatigue of materials, in which areas he published in excess of 250 papers. He is co-inventor of the EFS.

T.Y.  LIN

     Mr. Lin graduated from Tangshan College, Jiaotong University, and received a M.S. degree in Civil Engineering from the University of California at Berkeley. Since 1934, he taught and practiced civil engineering in China and the U.S. and planned and designed highways, railways, and over 1,000 bridges and buildings in Asia and the Americas. He is known as Mr. Prestressed Concrete in the U.S., having pioneered both the technology and industry in the 1950s. He authored and co-authored three textbooks in structural engineering and more than 100 technical papers. He was the founder of T.Y. Lin International that provides design and analysis for all types of concrete and steel structures and pioneered the design of long-span structures, prestressing technology, and new design and construction methods over the past 40 years.

Y.C.  YANG

     Mr. Yang is a pioneer in "value engineering" which optimized many projects with economic te-designs. He is a recipient of the 1988 Jiaotong University Outstanding Alumnus Award, a citation from Engineering News Record, and the ACI Mason Award. With their partnership dating back to wartime China in the early 1940s, Mr. Lin and Mr. Yang established their international stature in the U.S. over the five decades that followed. In 1992, they formed the San Francisco, CA headquartered firm, Lin Tung-Yen China, Inc., to continue their tradition of excellence and innovation in structural and civil engineering and to serve as a bridge between East and West. The firm serves its clients through various tasks, ranging from planning and designs to construction management and the introduction of financing.

THOMAS  V.  ROOT

      Mr. Root is President and CEO of Optim Incorporated, a company that develops, manufactures, markets, sells and services flexible endoscopic products and solutions to medical and industrial markets. Optim Incorporated is ISO 2001certified and also manufactures and markets a complete line of industrial fiberscopes to serve the remote inspection needs of aerospace, transportation, energy generation, law enforcement, and school security markets. Mr. Root has had 25 years of experience in all methods of nondestructive testing and was an NDT, Level III, member of the American Society for Nondestructive Testing (ASNT) Educational Council and Level III question committee. In addition, he is past chairman of ASNT CT Yankee, and former member of SAE Committee . His career began at General Dynamics in 1972 and after serving in the nondestructive test engineering and education departments he joined Technical Operations as manager of Technical Services in 1976. In 1978, Mr. Root co-founded Northeast NDE Company, a private distribution and service company committed to providing products and services for the development of nondestructive testing applications. After completing a sale transaction to Northeast NDE's treasurer in 1990, Mr. Root founded Valtec Systems, a private firm, for the development and distribution of specialty nondestructive testing systems. In early 1996, he sold Valtec and became Vice President of Operations and General Manager of the industrial products company of Applied Fiberoptics, Inc., the predecessor of Optim Inc. In 1997, he became the CEO of Optim.

SAMUEL  I.  SCHWARTZ

     Samuel I. Schwartz, age 49, is presently President of Sam Schwartz Co., consulting engineers, primarily in the bridge industry. Mr. Schwartz received his BS in Physics from Brooklyn College in 1969, and his Masters in Civil Engineering from the University of Pennsylvania in 1970. From February 1986 to March 1990, he was the Chief Engineer/First Deputy Commissioner, New York City
              --
Department of Transportation and from April, 1990, to the present acted as a director of the Infrastructure Institute at the Cooper Union College, New York City, New York. From April, 1990 to 1994, he was a Senior Vice President of Hayden Wegman Consulting Engineers, and is a columnist for the New York Daily News.
SECTION  16(A)  BENEFICIAL  OWNERSHIP  REPORTING  COMPLIANCE

     On March 27, 2001, Mr. Robert Bernstein, Chief Executive Officer and Chairman, filed a Form 5 relating to several transactions of stock issued to him in 2000 and a Form 4 for a January 2001 transaction. Mr. Bernstein was late in reporting these transactions.

     On March 27, 2001, Dr. John Goodman, Director, filed a Form 4 for a transaction in January, 2001.

     In September, 2000, Joel Freedman, a Director, filed a Form 4 showing a transaction of stock gifted in 1999 and a transaction of 350,000 shares issued to him in May, 2000.

     We are unaware of any other late filings or any other failures to file any Form 3, 4 or 5.

EXECUTIVE  COMPENSATION

Name and Principal Position  Year  Salary ($)  Bonus ($)  Other Annual   Restricted   Options (SARs)
                                                          Compensation      Stock          (#)
                                                             ($)          Awards($)


Robert M. Bernstein, CEO     1998     100,000          -              -           -     1,800,000(1)

                             1999     150,000          -              -           -               -

                             2000     120,000          -              -    4,183 (3)              -

John W. Goodman, Director    1998      20,462          -              -           -               -
 and Engineer
                             1999      23,384          -              -   11,700 (2)              -

                             2000      26,614          -              -           -               -

(1) In June 1998, we issued to Mr. Bernstein a warrant to purchase 1,800,000 shares of common stock for $.50 per share that was later reduced to $.10 per share. In November 1999, we canceled this warrant with Mr. Bernstein's approval.

(2) In 1999, we issued to Mr. Goodman 142,000 shares of restricted common stock. These shares were valued at $11,700.

(3) In 2000, we issued to Mr. Bernstein as escrow holder, 4,183,675 shares of our common stock, in part, for future compensation, subject to restrictions. See Exhibit 4.3. We included the par value of the shares issued in Mr. Bernstein's 2000 compensation amounting to $4,183.

SECURITY  OWNERSHIP  OF  CERTAIN  OWNERS  AND  MANAGEMENT AS OF FEBRUARY 4, 2002

Security  Ownership  of  Certain  Beneficial  Owners

     We do not know of any non-affiliated person or "group" as that term is used in Section13(d)(3) of the Exchange Act that owns more than five percent of any class of our voting securities.

Security Ownership of Management

CLASS OF STOCK     NAME AND ADDRESS OF     AMOUNT AND NATURE    PERCENT OF CLASS
                    BENEFICIAL OWNER         OF BENEFICIAL
                                               OWNERSHIP

Common Stock    Robert M. Bernstein, CEO          15,967,522              37.3%
                Suite 707
                11661 San Vicente Blvd.
                Loa Angeles, CA 90049

                Joel R. Freedman,                    826,471               1.9%
                Director
                1 Bala Plaza
                Bala Cynwyd, PA 19004

                John Goodman, Director             1,000,000               2.3%
                Suite 707
                11661 San Vicente Blvd.
                Los Angeles, CA 90049

                William Berks                      1,000,000               2.3%
                532 14th Street
                Manhattan Beach, CA
                90266

                Directors and executive           18,793,993              43.6%
                officers as a group (4
                persons)

Class B         Robert M. Bernstein, CEO             100,000             100.0%
Common Stock    Suite 707
                11661 San Vicente Blvd.
                Loa Angeles, CA 90049

(1) Of these 15,967,522 shares, Mr. Bernstein has full rights to approximately 12,183,847 shares. The remaining shares are subject to options to purchase by third parties or are in escrow. On October 27, 2000, we issued 4,183,675 shares to Mr. Bernstein pursuant to a Stock Escrow/Grant Agreement, of which 400,000 shares have been returned to escrow. Under the terms of the agreement, Mr. Bernstein is required to hold these shares in escrow. While in escrow, he cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to Mr. Bernstein by reason of the ownership of the 3,783,675 shares will also be escrowed under the same terms of the agreement. Upon the exercise by certain holders of our options or warrants, or upon the need by us, in the sole discretion of the Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by Mr. Bernstein thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to Mr. Bernstein only upon the exercise or expiration of all of the options and warrants, the direction of the Board, in its sole discretion, or the mutual agreement of Mr. Bernstein and the Board to terminate the agreement. We valued these shares at par. Upon the actual grant of the remaining shares to Mr. Bernstein, the shares issued will be valued at market value when issued and charged to operations as compensation. As of the date of this filing, 400,000 of these 4,183,675 shares had been transferred to satisfy a stock agreement. Accordingly, 3,783,675 of these escrowed shares are included in the total of 17,034,876 shares beneficially owned by Mr. Bernstein. In addition, approximately 1,500,000 of these shares are subject to an option that Mr. Bernstein granted to a group of investors in July 1998 in connection with the settlement of a law suit between these investors, us and Mr. Bernstein. See
     Note  11  to  Financial  Statements.

(2) Each of Mr. Bernstein's Class B Common Shares has 500 votes on any matter on which the common stockholders vote. Accordingly, these shares give Mr. Bernstein 50 million votes. Those votes give Mr. Bernstein voting control of the Company.

                              SELLING SHAREHOLDERS

     An aggregate of 6,367,585 shares of common stock are being registered in this offering for the account of the Selling Shareholders. Subject to certain restrictions discussed below, the shares of common stock being registered for the account of the Selling Shareholders may be sold by the Selling Shareholders or their transferees commencing on the third business day after the Registration Statement has been declared effective. Sales of such shares of common stock by the Selling Shareholders or their transferees may depress the price of the common stock in any market that may develop for the common stock.

     The following table sets forth certain information with respect to persons for whom we are registering such shares of common stock for resale to the public. We will not receive any of the proceeds from the sale of such shares of common stock. None of the Selling Shareholders has had any position, office or material relationship with the Company. The shares of common stock being registered for the account of the Selling Shareholders are not being sold by the Company. None of the Selling Shareholders has any plan, arrangement, understanding, agreement, commitment or intention with us to sell their securities.

Selling Shareholder                           Shares Beneficially Owned  Percentage Total Shares
John Sheldon Legge Brandenburg                                  200,000                        *

John Andrew and Alicia Elizabeth Law                             25,000                        *

Maria De La Rosario Leon                                         47,500                        *

Philip Guilfoyle                                                120,000                        *

James Auld                                                       33,000                        *

James Marshall                                                   13,000                        *

Willard Clapp                                                    14,300                        *

Brian Taylor                                                     71,500                        *

Luz Pelayo                                                        8,400                        *

Christopher Collins                                              10,000                        *

Ali Siddiqui                                                     18,000                        *

Frank Alexander                                                  10,000                        *

Howard Wilson                                                    50,000                        *

Roderick L. Carter                                               10,000                        *

Charles Hannan                                                   32,000                        *

Nancy Demarr                                                     52,500                        *

Carol Drugan                                                     16,000                        *

Jill Robinson                                                    14,000                        *

Strategic Growth Solutions                                      160,000                        *

De Jong & Associates Inc.                                       370,000                        *


                                        24

John Darragh                                                    160,000                        *

Adrian Thomas William Bell                                       40,000                        *

B&L Superannuation Fund                                         100,000                        *

Robert John Guthrie                                              75,000                        *

Robert Malcolm & Gwendolyn Smith                                150,000                        *

Garry Allan Smith                                                 6,000                        *

Perry Robert Smith                                                6,000                        *

Russell Robert Charles Smith                                     24,000                        *

Jeremy Robert Charles Smith                                      40,000                        *

Sharene-Adelle Rebecca Jayne Smith                                6,000                        *

Sharene-Priscilla Joanna-Joy Smith                                6,000                        *

Graeme Thomas McLean                                             30,000                        *

Erna May Gville & Maxwell Vincent Guille                        200,000                        *

Wallace Sew-Hoy                                                 100,000                        *

Colin Greegan                                                    15,000                        *

Christopher John Mackertich                                      37,500                        *

Matthew Develin                                                 100,000                        *

Philip John Roden                                                37,500                        *

Eva Pelayo                                                      163,000                        *

James R. Willman                                                170,000                        *

George Amaro & Maria Amaro                                       55,000                        *

International Prestige Promotions Inc.                           12,000                        *

Glen Harris                                                      30,000                        *

John Andrew Green                                                62,000                        *

Preferential Publication Pty Ltd                                 55,000                        *


                                        25

Jamie Hull                                                       55,000                        *

Hun Teong Chew                                                  100,000                        *

George F. Johnson                                                55,000                        *

David D. McNabb                                                  50,000                        *

Anthony Mark McCullough                                         100,000                        *

Jack Walton Ingram Jr.                                           70,000                        *

Adam Christopher Gilbert                                         80,000                        *

Timothy Stuart Wheaton                                           55,000                        *

Christine Ann Tysoe                                              32,000                        *

Robert G. Adams                                                  80,000                        *

Deborah Anne Darragh                                            160,000                        *

Clayton Gilbert                                                  83,190                        *

John Terrence Gilbert & Janice Rose Gilbert                      25,000                        *

Frank L. Jenkins                                                300,000                        *

Valma Judith Wood                                                80,000                        *

Amaro Superannuation Fund                                       145,000                        *

Douglas McKay Hamilton                                           65,000                        *

Gosling Superannuation Fund                                      80,000                        *

Robert Lester Foster & Nicole Jane Foster                        12,800                        *

Bettyanne Frances Austen                                         45,000                        *

Euan MacFarlane                                                 160,000                        *

R N Wickham & C A Wickham                                        45,000                        *

Bahaderalli Keshani                                             100,000                        *

Preferential Publication Pty Ltd                                100,000                        *

Clarence Bernard Fitzner                                         40,000                        *

George F. Johnson                                                50,000                        *


                                        26

Bahaderalli Keshani                                             150,000                        *

Mark Robert Israel                                               20,000                        *

Ross Williams                                                   100,000                        *

Warren Arthur Heuston & Lynette Kay Heuston                      62,000                        *

Geoffrey Michael Rynne & Gregory David Rynne                    200,000                        *

Maria D. Sarabia                                                105,000                        *

Bernard D. Coble & Laura L. Coble                                30,000                        *

Brad Anthony Smyth                                                6,500                        *

Glen Andrew Humbert                                              50,000                        *

Francis A. Sliwinski                                             11,000                        *

George Wesley Moser                                              50,000                        *

Gaynelle Williamson                                               7,000                        *

Hubert S. Williams & Lyla M. Williams                            15,000                        *

Coslow E. Holt Jr. & Donna G. Holt                               14,500                        *

Genice Akins                                                     28,500                        *

Robert Lester Foster                                             32,357                        *

Dorothy Ellerbe & Travis Ellerbe                                 13,611                        *

A.A. Capital Ventures, LLC                                      116,309                        *

Barry E. Mitchell                                                37,256                        *

Reynolds Technologies, Inc.                                      81,462                        *

Tyrone Moore                                                     74,775                        *

John R. Sarabia                                                  29,565                        *

Don L. Calhoun                                                    6,257                        *

Alex Greene                                                       3,303                        *
                                              -------------------------  -----------------------
     Total                                                    6,367,585                    14.79
                                              =========================  =======================

*     Less than 1% of total outstanding shares per Rule 507

                              PLAN OF DISTRIBUTION

     We anticipate that the Selling Shareholders sell their shares directly into the market on the NASD's Electronic Bulletin Board. The prices that the Selling Shareholders receive will be determined by market conditions. These shares may be sold by the Selling Shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

     Commissions and discounts paid in connection with the sale of shares by Selling Shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the Selling Shareholders will be borne by them. The Selling Shareholders and any broker-dealer or agent that participates with the Selling Shareholder in the sale of the shares by them may be deemed an "underwriter" within the meaning of the Securities Act, and any commissions or discounts received by them and any file reports and other information with the Commission. All such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to its shareholders annual reports, including audited financial statements and such other reports as we may determine.

                            DESCRIPTION OF SECURITIES

     The Company is authorized to issue two hundred fifty million (250,000,000) shares of stock, $.001 par value, in classes as follows:

     a. Two hundred million (200,000,000) shares of stock designated as "Common Stock", of which one hundred thousand (100,000) shares of stock shall be designated as "Class B Common Stock", $.001 par value. The holders of Common Stock shall be entitled to receive such dividends out of the funds or assets of the Company legally available therefore as, from time to time, the Board of Directors may declare. The holders of Class B Common Stock shall not be entitled to receive dividends. The holders of Common Stock and the holders of Class B Common Stock shall vote as a single class on all matters submitted to a vote of stockholders, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to one thousand (1,000) votes. In all other aspects, the Common Stock and Class B Common Stock shall be identical.

     b. Fifty million (50,000,000) shares of stock designated as "Preferred Stock", $.001 par value. The Board of Directors is granted the authority by resolution to authorize the Company to issue one or more series of the Preferred Stock and to determine the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights of each and every series of Preferred Stock and the qualifications, limitations or restrictions on such preferences and/or rights.

     Class A Common stockholders are entitled to receive such dividends out of the funds or assets of the Company legally available therefor as, from time to time, the Board may declare. Upon liquidation, Class A Common stockholders are entitled to distribution of any remaining assets after payment of all creditors and payment of the liquidation preferences of the Class A and Class B Preferred Stock. Class A Common stockholders, as holders, have no preemptive rights to receive offers for additional stock issued by the Company. The Baker Group, by agreement, has a right to purchase or receive from Mr. Bernstein, or any affiliate of Mr. Bernstein, 35% of all Class A Common Stock Mr. Bernstein or any such affiliate purchases or receives from the Company at the same price Mr. Bernstein or such affiliate pays for such stock.

     In electing directors, if one or more Stockholders or their proxy deliver written notice to the Secretary of the Company prior to the meeting, or to the Chairperson prior to the vote for directors, all Stockholders may cumulate their votes in electing directors. If and only if such notice is given, every Stockholder entitled to vote for directors shall have the number of votes determined by multiplying the number of directors to be elected by the number of shares the Stockholder is entitled to vote and each Stockholder may then give one nominated candidate all such votes or distribute such votes in any proportion among the nominated candidates.

     The Company's Certificate of Incorporation provides that the designation of powers, preferences and rights, including voting rights, if any, qualifications, limitations or restrictions on Preferred Stock is to be fixed by resolution or resolutions of the Board of Directors.

     On April 28, 1997, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation designating 350,000 shares of preferred stock designated Class A Convertible Preferred Stock (hereinafter referred to as "Class A Preferred".) Class A Preferred has a liquidation preference. In the event of liquidation, holders of Class A Preferred have the right to receive $.72 for each share of Class A Preferred held; before any payment is made or any assets are distributed to holders of Common Stock, or any other stock of any other series or class ranking junior to these shares. In the event of liquidation, holders of Class A Preferred are not entitled to payment beyond $.72 per share. These provisions may have the effect of delaying, deferring or preventing a change in control. Each share of Class A Preferred is convertible into common stock at the discretion of the holder, at the rate of one share of Class A Preferred for each .72 share of common stock. Thus, the 350,000 outstanding shares of Class A Preferred Stock are convertible into 486,111 shares of Class A Common Stock. Under the Certificate of Designation, the Company is not permitted to issue stock which is senior to or pari passu with Class A Preferred without prior consent of a majority of the outstanding Class A Preferred shares. Adjustment of the number of Class A Preferred outstanding is provided for in the event of any reclassification of outstanding securities or of the class of securities which are issuable upon conversion of shares and in the event of any reorganization of the Company which results in any reclassification or change in the number of shares outstanding. Similarly, in the event of any such change, the conversion price is subject to adjustment to reflect such change. If at any time while shares of Class A Preferred are outstanding a stock dividend on the Common Stock is issued, the conversion price will be adjusted to prevent any dilution of the holders of Class A Preferred right of conversion. If (a) there is a reclassification or change in the Company's Common Stock to which the Class A is convertible other than stock splits or other decrease or increase in the number of shares outstanding, (b) the Company consolidates or merges with another corporation, or (c) the Company sells or transfers substantially all of its assets, then the Class A Preferred shareholders are entitled to the same consideration as they would have been entitled to if their shares had been converted prior to the reclassification, change, consolidation, merger, sale, or transfer. This provision may have the effect of delaying, deferring or preventing a change in control. Voting rights and the right to receive dividends inherent in Class A Preferred are similar to those rights of the Common Stock.

     On April 28, 1997, the Company filed a Certificate of Designation bringing into existence a Class B Preferred Stock. Class B Preferred Stock is junior and subordinate to Class A Convertible Preferred Stock. One hundred (100) shares of Class B Preferred Stock were authorized from the 550,000 undesignated preferred shares. Fifteen (15) shares have been issued to Tensiodyne in exchange for canceling its 15 Class B Preferred shares in Matech 1. In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Class B Preferred Stock are entitled to receive $10,000 per share as a liquidation preference. This liquidation preference is senior to liquidation rights of all other classes of stock except the Class A Preferred's liquidation rights. This provision may have the effect of delaying, deferring or preventing a change in control. At any time, the Company has the option to redeem Class B Preferred stock for $10,000 per share plus any unpaid dividends. At any time after January 31, 2002, holders have the right to compel the Company to redeem their shares for $10,000 per share plus any unpaid dividends. Holders have the right to receive cash dividends as determined by a formula in the Certificate of Designation which reads as follows: "Each time a cash dividend is paid on the Common Stock there shall also be paid with respect to each outstanding share of Class B Preferred Stock an amount determined by multiplying the aggregate amount of the dividend paid with respect to the Common Stock by a fraction (i) the numerator of which is 3,214,480 and (ii) the denominator of which is the number of shares of Common Stock on which the dividend was paid, and (x) multiplying the resulting product by thirty percent (30%) and then (y) dividing the resulting product by five hundred and ten (510)." Holders of Class B Preferred Stock shall have one (1) vote per share and shall be entitled by class vote to elect one (1) director and to vote, as a class, on removal of any director so elected. Otherwise, holders of Class B Preferred Stock shall not have the right to vote as a class on any matter.

CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS
(SEE  NOTE  11  TO  FINANCIAL  STATEMENTS.)

     From time to time, Robert M. Bernstein advanced us funds. At December 31, 2000, all such advances had been repaid. The Board approved paying Mr. Bernstein interest at the rate of 10% per year on his advances. Robert M. Bernstein is under no obligation to make further advances to the Company but may continue to so do at his sole discretion. See Note 11r to Financial Statements.

     In August, 1997, the Board signed a resolution recognizing our extreme dependence on the experience, contacts, and efforts of Mr. Bernstein and authorized to pay him a salary of $150,000 a year since 1991. In February 2001, our Board authorized the issuance of 6,000,000 shares of our common stock to Mr. Bernstein for $600,000 of past compensation due to him. This amount represents the difference between the $150,000 a year and the compensation actually accrued during the years 1991 through 2000.

     On May 25, 2000, we issued 4,650,000 shares of common stock to Mr. Bernstein in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. Approximately 1,500,000 of these shares are subject to an option to purchase by a third party. On the same day, we issued 350,000 shares of our common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable.

     On October 27, 2000, we issued 4,183,675 shares to Mr. Bernstein for future compensation pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, he is required to hold these shares in escrow. While in escrow, he cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to Mr. Bernstein by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement. Upon the exercise by certain holders of options or warrants or upon the need by us, in the sole discretion of the Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by Mr. Bernstein thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to Mr. Bernstein only upon the exercise or expiration of all of the options and warrants, the direction of the Board, in its sole discretion, or the mutual agreement by Mr. Bernstein and the Board of Directors to terminate the agreement. We valued these shares at par. Upon the actual grant of the remaining shares to Mr. Bernstein, the shares issued will be valued at market value when issued and charged to operations as compensation. See Exhibit 4.3.

     On January 9, 2001,we authorized the issuance of 100,000 shares of our common stock to William Berks, a part-time employee, for engineering and other services rendered to us.

     On January 8, 2001, we authorized the issuance of 100,000 shares of our common stock to Dr. Campbell Laird, an advisory board member, for services rendered.

     On January 9, 2001,we authorized the issuance of 100,000 shares of our common stock to John Goodman, a director and part-time employee, for engineering and other services rendered.

     On January 9, 2001, we authorize the issuance of 100,000 shares of our common stock to William Berks, vice president of government contracts, for engineering and other services rendered.

     On February 19, 2001, we authorized the issuance of 6,000,000 shares of our common stock to Robert M. Bernstein for compensation due. Approximately 1,500,000 of these shares are subject to an option that Mr. Bernstein granted to a group of investors in July, 1998, in connection with the settlement of a law suit between these investors, us and Mr. Bernstein.

     On October 4, 2001, we authorized the issuance of 300,000 shares of our common stock each to William Berk and to John Goodman for services rendered.

TRANSFER  AGENT

     The  transfer  agent  for  the  common  stock  of  the Company is Interwest
Transfer Company, Inc., 1981 E. 4800 South, Ste. 100, Salt Lake City, Utah 84117, and its telephone number is (801) 272-9294.


                                  LEGAL MATTERS

     The legality of the shares offered hereby will be passed upon for us by Gary C. Wykidal & Associates.


                                     EXPERTS

     The audited financial statements included in this Prospectus have been audited by Jonathan P. Reuben, Independent Certified Public Accountant, to the extent and for the periods set forth in his report thereon and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.


                            INTEREST OF NAMED EXPERTS

     The legality of the shares is being passed on by Gary C. Wykidal who has received securities in the Company as partial payment for legal fees.


                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement under the Securities Act with respect to the securities offered hereby with the Securities and Exchange Commission. This Prospectus, which is a part of the Registration Statement, does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates during regular business hours. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference. The Company will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to Material Technologies, Inc. at 11661 San Vicente Blvd., Ste. 707, Los Angeles, California 90049, telephone (310) 208-5589.

                            BACK COVER OF PROSPECTUS

     No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by us. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

PROSPECTUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
PROSPECTUS SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . .   7
FINANCIAL DATA. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
MARKET PRICE OF REGISTRANT'S COMMON STOCK . . . . . . . . . . . . . . .  13
PROPERTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
LEGAL PROCEEDINGS . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
BUSINESS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
DEVELOPMENT OF TECHNOLOGIES . . . . . . . . . . . . . . . . . . . . . .  16
MANAGEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
SELLING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . .  24
PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . . . . .  27
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . .  27
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
INTEREST OF NAMED EXPERTS . . . . . . . . . . . . . . . . . . . . . . .  30
ADDITIONAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .  30


                          MATERIAL TECHNOLOGIES, INC.

                                6,367,585 SHARES

                                   PROSPECTUS

                               February   , 2002

                          MATERIAL TECHNOLOGIES, INC.

                                    PART II

Item  24.  Indemnification  of  Directors  and  Officers

     In accordance with Delaware general corporation law, the Company has included a provision in its Certificate of Incorporation to limit the personal liability of its directors for violation of fiduciary duty. The provision serves to eliminate such directors' liability to the Company or its stockholders for monetary damages, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which a director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 being permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

     Filing  fee  under  the  Securities  Act of 1933               $     76.15
     Printing  and  Engraving  (1)                                  $    500.00
     Blue  Sky  Fees                                                $  1,000.00
     Auditing  Fees  (1)                                            $  5,000.00
     Legal  Fees  (1)                                               $ 25,000.00
     Miscellaneous  (1)                                             $  2,000.00
                                                                    -----------
     TOTAL                                                          $ 33,576.15

(1)  Estimates


Item  26.  Recent  Sales  of  Unregistered  Securities

     At various times during 2000, we issued common stock to various persons relying on Section4(2) of the Securities Act of 1933. Each and every such person has been associated with us in some way, is sophisticated, and is familiar with our business and our financial position.

     On January 12, 2000, the Board authorized the issuance of up to 110,000 shares of common stock to a group of approximately 22 investors who were defrauded by a former consultant to us in exchange for an assignment of their claims to us and a release of all claims against us. During January, February, and August 2000, we issued 65,028 shares of our common stock to these investors in exchange for an assignment and release of claims.

     On January 27, 2000, we issued 40,000 shares of our Class B common stock to Robert M. Bernstein in exchange for 40,000 shares of common stock. Mr. Bernstein, therefore, owns 100,000 shares of Class B common stock that has 1,000 votes per share. Therefore, Mr. Bernstein's Class B common stock has 100,000,000 votes and gives him effective control of the Company.

     On January 31, 2000, we issued 50,000 shares of common stock to David Haberman, a new member of the advisory board.

     On February 8, 2000, we issued 10,000 shares of common stock to a consultant for services.

     On February 28, 2000, we issued 200,000 of common stock to a consultant for financial services. Also on February 28, 2000, we issued 4,500 of common stock to a public relations consultant.

     On March 9, 2000, we issued 100,000 of common stock to a consultant in cancellation of $100,000 due.

     On March 13, 2000, we issued two consultants a total of 75,000 shares of common stock for services relating to the development of our Fatigue Fuse.

     On March 29, 2000, we issued 50,000 shares of common stock to a consultant for services.

     On  April 11, 2000, we issued 15,000 shares of common stock to a consultant
relating  to  the  operations  of  a   joint  venture.

     On April 11, 2000, we issued 25,000 shares of common stock for advisory services.

     On April 12, 2000, we filed a registration statement to increase the number of shares of common stock that may be issued under our 1998 Stock Plan from 1,800,000 to 6,800,000 shares of common stock.

     On April 28, 2000, we issued 30,000 shares of common stock for advisory services.

     On May 25, 2000, we issued to our President, Robert M. Bernstein, 4,650,000 shares of common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, we issued 350,000 shares of our common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest are due and payable.

     On July 13, 2000, we issued 40,000 shares of common stock for legal services.

     On October 27, 2000, we issued 4,183,675 shares to our President, Robert M. Bernstein, for future compensation pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, Mr. Bernstein is required to hold these shares in escrow. While in escrow, he cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to Mr. Bernstein by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement.

     On November 14, 2000, we issued 400,000 shares of common stock to one of our stockholders in exchange for $22,490.

     On December 13, 2000, we issued 250,000 shares of our common stock to an individual to settle a lawsuit brought against us.

     On December 19, 2000, we issued 200,000 shares of our common stock to a consultant.

     On January 8, 2001, we issued 50,000 shares of our common stock to a consultant for technical services rendered.

     On  January  8,  2001,  we issued 100,000 shares of our common stock to Dr.
Campbell  Laird,  an  advisory  board  member,  for  services  rendered.

     On January 9, 2001, we issued 100,000 shares of our common stock to William Berks, an officer and part-time employee, for engineering and other services rendered.

     On January 9, 2001,we issued 100,000 shares of our common stock to John Goodman, a director and part-time employee, for engineering and other services rendered.

     On February 19, 2001, we issued 6,000,000 shares of our common stock to Mr. Bernstein for past compensation due. Approximately 1,500,000 of these shares are subject to an option that Mr. Bernstein granted to a group of investors in July 1998 in connection with the settlement of a lawsuit between these investors, the Company, and Mr. Bernstein. See, Notes 10e, 11, 12, and 13 of the Financial Statements

Item  27.  Exhibits  and  Financial  Statement  Schedules

a.     Exhibits.

Exhibit  No.  Description  of  Document

3(i)          Certificate  of  Incorporation  of  Material  Technologies,  Inc.

              Certificate  of  Amendment,  February  16,  2000(1)

              Certificate  of  Amendment,  July  12,  2000(2)

              Certificate  of  Amendment,  July  19,  2000(4)

              Certificate  of  Amendment,  July  31,  2000(2)

              Certificate  of  Amendment,  October  16,  2001(4)

3(ii)         Bylaws  of  Material  Technologies,  Inc.(1)

4.1           Class  A  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.2           Class  B  Convertible  Preferred  Stock
              Certificate  of  Designations(1)

4.3           Material  Technologies,  Inc.  Stock  Escrow/Grant(2)

10.1 License Agreement Between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.2 Sponsored Research Agreement between Tensiodyne Corporation and the Trustees of the University of Pennsylvania(1)

10.3 Amendment 1 to License Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.4 Repayment Agreement Between Tensiodyne Scientific Corporation and the Trustees of the University of Pennsylvania(1)

10.5 Teaming Agreement Between Tensiodyne Scientific Corporation and Southwest Research Institute(1)

10.6 Letter Agreement between Tensiodyne Scientific Corporation, Robert M. Bernstein, and Stephen Forrest Beck and Handwritten modification(1)

10.7 Agreement Between Tensiodyne Corporation and Tensiodyne 1985-1 R&D Partnership(3)

10.8 Amendment to Agreement Between Material Technologies, Inc. and Tensiodyne 1985-1 R&D Partnership(3)

10.9 Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technology, Inc.(3)

10.10 Addendum to Agreement Between Advanced Technology Center of Southeastern Pennsylvania and Material Technologies, Inc.(3)

10.11 Agreement Between Allied Boston International, Inc. and Material Technologies, Inc.(4)

23            Consents  of  Experts  and  Counsel

23.1          Consent  of  Jonathan  P.  Reuben,  Certified  Public  Accountant

23.2          Consent  of  Gary  C.  Wykidal  &  Associates

------------------------

     1. Previously filed in connection with S-1Registration Statement which became effective on July 31, 1997.
     2.   Previously  filed.
     3. Previously filed in connection with S-1 Registration Statement which became effective on January 19, 1996.
     4.   Filed  herein.

b.     Reports  on  Form  8-K  -  none.

c.     Financial  Statements  -  attached.

Item  28.  Undertakings.

(a)  The  undersigned  small  business  issuer  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and (iii) include any material or changed information in the plan of distribution.

     (2) For determining liability under the Securities Act of 1933, as amended (the "Act"), treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities as at that time to be the initial bona fide offering thereof.

     (3) File a post effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) To provide to the underwriter at the Closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)     The  undersigned  small  business issuer hereby undertakes that it will:

     (1) For purposes of determining any liability under the Act that the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time the Commission declared it effective.

     (2) For the purpose of determining any liability under the Act, that each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the city of Los Angeles, State of California, on the 4th day of February, 2002.

                          MATERIAL TECHNOLOGIES, INC.

                            By:    /s/  Robert M. Bernstein
                            -------------------------------
                            Robert M. Bernstein, President

     Each person whose signature appears below hereby constitutes and appoints, Robert M. Bernstein, his or her true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a new registration statement filed to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 4th day of February, 2002, in the capacities indicated.

MATERIAL  TECHNOLOGIES,  INC.



     /s/  Robert  M.  Bernstein
Robert  M.  Bernstein,  President

     Pursuant to the requirements of the Securities Exchanges Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


By:    /s/  Robert  M.  Bernstein
     Robert  M.  Bernstein,  President,  Director,
     Chief Executive Officer, and Chief Financial Officer
     (Principal Executive Officer, Principal Financial Officer,
     and  Principal  Accounting  Officer)


By:    /s/  Joel  Freedman
     Joel  Freedman,  Secretary  and  Director


By:    /s/  John  Goodman
     John  Goodman,  Director

                           MATERIAL TECHNOLOGIES, INC.
                          (A Development Stage Company)
                              FINANCIAL STATEMENTS


                                    Contents

                                                                            Page

     Independent  Auditors'  Report                                          F-1

     Balance  Sheets                                                         F-2

     Statements  of  Operations                                              F-4

     Statements  of  Comprehensive  Loss                                     F-5

     Statement  of  Stockholders'  Equity  (Deficit)                         F-6

     Statements  of  Cash  Flows                                            F-14

     Notes  to  Financial  Statements                                       F-16

                          INDEPENDENT AUDITORS' REPORT


Board  of  Directors
Material  Technologies,  Inc.
Los  Angeles,  California


We have audited the accompanying balance sheets of Material Technologies, Inc., (A Development Stage Company) as of December 31, 1999 and 2000, and the related statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows, for the years ended December 31, 1998, 1999, and 2000 and for the period from the Company's inception (October 21, 1983) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Material Technologies, Inc. as of December 31, 1999 and 2000, and the results of its operations, its comprehensive loss, and its cash flows for the years ended December 31, 1998, 1999, and 2000, and for the period from Company's inception (October 21, 1983) through December 31, 2000, in conformity with generally accepted accounting principles.

                                            /s/  Jonathon  P.  Reuben  CPA

                                            Jonathon P. Reuben,
                                            Certified Public Accountant
                                            Torrance,  California
                                            March  19,  2001

                                MATERIAL TECHNOLOGIES, INC.
                               (A Development Stage Company)
                                      BALANCE SHEETS

                                          ASSETS

                                          December 31,

                                      1999         2000
                                   -----------  ----------
CURRENT ASSETS
  Cash and Cash Equivalents        $    62,904  $    1,954
  Accounts Receivable                  144,796      33,932
  Advances to Officer                        -      22,052
  Employee Advance                       1,500           -
                                   -----------  ----------
    TOTAL CURRENT ASSETS               209,200      57,938
                                   -----------  ----------

FIXED ASSETS
  Property and Equipment, Net
      of Accumulated Depreciation        3,949       2,990
                                   -----------  ----------

OTHER ASSETS
  Investments                           20,055      33,000
  Intangible Assets, Net of
    Accumulated Amortization            14,701      12,712
  Refundable Deposit                     2,136       2,136
                                   -----------  ----------

    TOTAL OTHER ASSETS                  36,892      47,848
                                   -----------  ----------

    TOTAL ASSETS                   $   250,041  $  108,776
                                   ===========  ==========


                             See accompanying notes.

                                          MATERIAL TECHNOLOGIES, INC.
                                         (A Development Stage Company)
                                                 BALANCE SHEETS


                                    LIABILITIES AND STOCKHOLDERS'  (DEFICIT)
                                    ----------------------------------------

                                                                             December 31,
                                                                          1999             2000
                                                                    ----------------  ---------------
CURRENT LIABILITIES
  Legal Fees Payable                                                $       145,900   $      209,306
  Fees Payable to R&D Subcontractor                                         101,322           20,474
  Consulting Fees Payable                                                   159,000           50,000
  Accounting Fees Payable                                                    24,153           26,288
  Other Accounts Payable                                                     18,122           10,157
  Accrued Expenses                                                           24,269           24,982
  Accrued Wages Due Officer                                                       -           40,000
  Note Payable - Current Portion                                             25,688           25,688
  Loan Payable - Officer                                                     10,270                -
  Loans Payable-Others                                                       58,319           54,160
                                                                    ----------------  ---------------

    TOTAL CURRENT LIABILITIES                                               567,043          461,055

Payable on Research and
   Development Sponsorship                                                  303,543          358,181
Notes Payable - Other                                                             -                -
                                                                    ----------------  ---------------

    TOTAL LIABILITIES                                                       870,586          819,236
                                                                    ----------------  ---------------


STOCKHOLDERS'  (DEFICIT)
  Class A Common Stock, $.001 Par Value, Authorized 100,000,000
     Shares, Outstanding 14,597,435 Shares at December 31, 1999,
     and 24,618,167 Shares at  December 31, 2000                             14,597           24,618
  Class B Common Stock, $.001 Par Value, Authorized 100,000
     Shares, Outstanding 100,000 Shares                                          60              100
   Class A Preferred, $.001 Par Value, Authorized 900,000 Shares
     Outstanding 350,000 Shares at December 31, 1999, and 337,471
     Shares at December 31, 2000                                                350              337
  Additional Paid in Capital                                              3,455,004        5,909,782
  Less Notes and Subscriptions Receivable - Common Stock                    (39,694)      (2,133,251)
  Deficit Accumulated During the Development Stage                       (4,052,917)      (4,512,046)
  Unrealized Holding Gain on Investment Securities                            2,055                -
                                                                    ----------------  ---------------

  TOTAL STOCKHOLDERS' (DEFICIT)                                            (620,545)        (710,460)
                                                                    ----------------  ---------------

    TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)                   $       250,041   $      108,776
                                                                    ================  ===============


                                  See accompanying notes.

                                                           MATERIAL TECHNOLOGIES, INC.
                                                          (A Development Stage Company)
                                                             STATEMENTS OF OPERATIONS


                                                                                                  From Inception
                                                                                                (October 21, 1983)
                                                                                                      Through
                                                        1998            1999          2000       December 31, 2000
                                                  ----------------  ------------  ------------  -------------------

 REVENUES
  Sale of Fatigue Fuses                           $             -   $         -   $         -   $           64,505
  Sale of Royalty Interests                                     -             -             -              198,750
  Income from Research and Development Contract           374,324       924,484       635,868            2,983,666
  Test Services                                                 -             -             -               10,870
                                                  ----------------  ------------  ------------  -------------------
    TOTAL REVENUES                                        374,324       924,484       635,868            3,257,791
                                                  ----------------  ------------  ------------  -------------------

COSTS AND EXPENSES
  Research and Development                                252,257       536,237       496,501            2,871,700
  General and Administrative                              792,338       875,444       640,481            4,809,645
                                                  ----------------  ------------  ------------  -------------------
    TOTAL COSTS AND EXPENSES                            1,044,595     1,411,681     1,136,982            7,681,345
                                                  ----------------  ------------  ------------  -------------------
    INCOME (LOSS) FROM OPERATIONS                        (670,271)     (487,197)     (501,114)          (4,423,554)
                                                  ----------------  ------------  ------------  -------------------

OTHER INCOME (EXPENSE)
  Expense Reimbursed                                            -             -             -                4,510
  Interest Income                                               8         2,613       103,419              145,535
  Miscellaneous Income                                          -             -             -               25,145
  Loss on Sale of Equipment                                     -             -             -              (12,780)
  Settlement of Teaming Agreement                               -             -             -               50,000
  Litigation Settlement                                         -             -             -               18,095
  Interest Expense                                        (42,242)      (58,295)      (60,634)            (245,519)
  Modification of Royalty Agreement                        (7,332)            -             -               (7,332)
  Gain on Foreclosure                                           -             -             -               18,697
  Gain on Sale of Stock                                   171,450         4,396             -              207,497
                                                  ----------------  ------------  ------------  -------------------
    TOTAL OTHER INCOME                                    121,884       (51,286)       42,785              203,848
                                                  ----------------  ------------  ------------  -------------------

NET INCOME (LOSS) BEFORE EXTRAORDINARY
  ITEMS AND PROVISION FOR INCOME TAXES                   (548,387)     (538,483)     (458,329)          (4,219,706)
PROVISION FOR INCOME TAXES                                   (800)         (800)         (800)              (9,400)
                                                  ----------------  ------------  ------------  -------------------
    NET INCOME (LOSS) BEFORE
      EXTRAORDINARY ITEMS                                (549,187)     (539,283)     (459,129)          (4,229,106)
 EXTRAORDINARY ITEMS
  Forgiveness of Debt                                           -             -             -             (289,940)
  Utilization of Operating  Loss Carry forward                  -             -             -                7,000
                                                  ----------------  ------------  ------------  -------------------
    NET INCOME (LOSS)                                    (549,187)   $  (539,283)  $  (459,129)  $       (4,512,046)
                                                  ================  ============  ============  ===================

PER SHARE DATA
  Income (Loss) Before Extraordinary Item         $       (0.0625)  $   (0.0440)  $   (0.0243)
  Extraordinary Items                                           -             -             -
                                                  ----------------  ------------  ------------
    NET (LOSS) PER SHARE                                  (0.0625)  $   (0.0440)  $   (0.0243)
                                                  ================  ============  ============
 WEIGHTED AVERAGE  COMMON SHARES OUTSTANDING            8,782,808    12,242,534    18,900,019
                                                  ================  ============  ============


                              See accompanying notes.

                                                 MATERIAL TECHNOLOGIES, INC.
                                                (A Development Stage Company)
                                              STATEMENTS OF COMPREHENSIVE LOSS


                                                                                               From Inception
                                                                                             (October 21, 1983)
                                                                                                 Through
                                                       1998          1999          2000      December 31, 2000
                                                   -------------  -----------  ------------  ------------------
    NET (LOSS)                                     $   (539,283)  $ (207,331)  $  (459,129)  $      (4,512,046)

   Other Comprehensive income (loss), net of tax
       Unrealized gain (loss) on securities                   -       (6,164)       (2,054)                  -
                                                   -------------  -----------  ------------  ------------------

       Comprehensive Loss                          $   (539,283)  $ (213,495)  $  (461,183)  $      (4,512,046)
                                                   =============  ===========  ============  ==================


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                         DEFICIT
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK                 ACCUMULATED
                                  ---------------------  ---------------------  ---------------------     CAPITAL      DURING THE
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
Initial Issuance of Common
  Stock October 21, 1983               2,408   $     2            -   $     -            -   $     -   $      2,498   $         -
Adjustment to Give Effect
   to Recapitalization on
  December 15, 1986
Cancellation of Shares                (2,202)       (2)           -         -            -         -             (2)            -
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

                                         206         -            -         -            -         -          2,496             -
Balance - October 21, 1983
Shares Issued By Tensiodyne
  Corporation in Connection
  with Pooling of Interests           42,334        14            -         -            -         -          4,328             -
Net (Loss), Year Ended
 December 31, 1983                         -         -            -         -            -         -              -        (4,317)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1984              42,540        14            -         -            -         -          6,824        (4,317)
Capital Contribution                       -        28            -         -            -         -         21,727             -
Issuance of Common Stock               4,815         5            -         -            -         -         10,695             -
Costs Incurred in Connection
  with Issuance of Stock                   -         -            -         -            -         -         (2,849)            -
Net (Loss), Year Ended
 December 31, 1984                         -         -            -         -            -         -              -       (21,797)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1985              47,355        47            -         -            -         -         36,397       (26,114)
Shares Contributed Back
  to Company                            (315)       (0)           -         -            -         -              -             -
Capital Contribution                       -         -            -         -            -         -        200,555             -
Sale of 12,166 Warrants at
  $1.50 Per Warrant                        -         -            -         -            -         -         18,250             -
Shares Cancelled                      (8,758)       (9)           -         -            -         -              9             -
Net (Loss), Year Ended
 December 31, 1985                         -         -            -         -            -         -              -      (252,070)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                        DEFICIT
                                                                                                                      ACCUMULATED
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK    CAPITAL      DURING THE
                                  ---------------------  ---------------------  ---------------------  -------------  ------------
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
Balance, January 1, 1986              38,282        38            -         -            -         -        255,211      (278,184)
Net (Loss), Year Ended
 December 31, 1986                         -         -            -         -            -         -              -       (10,365)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1987              38,282        38            -         -            -         -        255,211      (288,549)
Issuance of Common Stock upon
  Exercise of Warrants                   216         -            -         -            -         -         27,082             -
Net (Loss), Year Ended
 December 31, 1987                         -         -            -         -            -         -              -       (45,389)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1988              38,498        38            -         -            -         -        282,293      (333,938)
Issuance of Common Stock
Sale of Stock (Unaudited)              2,544         3            -         -            -         -        101,749             -
Services Rendered (Unaudited)          3,179         3            -         -            -         -         70,597             -
Net (Loss), Year Ended
  December 31, 1988 (Unaudited)            -         -            -         -            -         -              -      (142,335)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1989
  (Unaudited)                         44,221        44            -         -            -         -        454,639      (476,273)
Issuance of Common Stock
Sale of Stock                          4,000         4            -         -            -         -          1,996             -
Services Rendered                     36,000        36            -         -            -         -         17,964             -
Net (Loss), Year Ended
 December 31, 1989                         -         -            -         -            -         -              -       (31,945)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance, January 1, 1990              84,221        84            -         -            -         -        474,599      (508,218)
Issuance of Common Stock
Sale of Stock                          2,370         2            -         -            -         -         59,248             -
Services Rendered                      6,480         7            -         -            -         -         32,393             -
Net Income, Year Ended
 December 31, 1990                         -         -            -         -            -         -              -       133,894
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                         DEFICIT
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK               ACCUMULATED
                                  ---------------------  ---------------------  ---------------------     CAPITAL      DURING THE
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
Balance January 1, 1991               93,071        93            -         -            -         -        566,240      (374,324)
Issuance of Common Stock
Sale of Stock                            647         1            -         -      350,000       350        273,335             -
Services Rendered                      4,371         4            -         -            -         -         64,880             -
Conversion of Warrants                    30         -                                                            -
Conversion of Stock                   (6,000)       (6)      60,000        60            -         -              -             -
Net (Loss), Year Ended
 December 31, 1991                         -         -            -         -            -         -              -      (346,316)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance January 1, 1992               92,119        92       60,000        60      350,000       350        904,455      (720,640)
Issuance of Common Stock
Sale of Stock                         20,000        20            -         -            -         -         15,980             -
Services Rendered                      5,400         5            -         -            -         -         15,515             -
Conversion of Warrants                 6,000         6            -         -            -         -         14,994             -
Sale of Class B Stock                      -         -       60,000        60            -         -         14,940             -
Issuance of Stock to
  Unconsolidated Subsidiary            4,751         5            -         -            -         -         71,659             -
Conversion of Stock                    6,000         6      (60,000)      (60)           -         -              -             -
Cancellation of Shares                (6,650)       (7)           -         -            -         -              7             -
Net (Loss), Year Ended
 December 31, 1992                         -         -            -         -            -         -              -      (154,986)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance January 1, 1993              127,620       127       60,000        60      350,000       350      1,037,550      (875,626)
Issuance of Common Stock
Licensing Agreement                   12,500        13            -         -            -         -          6,237             -
Services Rendered                     67,030        67            -         -            -         -         13,846             -
Warrant Conversion                    56,000        56            -         -            -         -        304,943             -
Cancellation of Shares               (31,700)      (32)           -         -            -         -         (7,537)            -
Net (Loss) for Year Ended
 December 31, 1993                         -         -            -         -            -         -              -      (929,900)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                        DEFICIT
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK                 ACCUMULATED
                                  ---------------------  ---------------------  ---------------------     CAPITAL      DURING THE
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
Balance January 1, 1994              231,449       231       60,000        60      350,000       350      1,355,039    (1,805,526)
Adjustment to Give Effect
  to Recapitalization on
 February 1, 1994                     30,818        31            -         -            -         -        385,393             -
Issuance of Shares for
Services Rendered                    223,000       223            -         -            -         -              -             -
Sale of Stock                      1,486,112     1,486            -         -            -         -         23,300             -
Issuance of Shares for
the Modification of Agreements        34,000        34            -         -            -         -            (34)            -
Net (Loss) for the Year
Ended December 31, 1994                    -         -            -         -            -         -              -      (377,063)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance January 1, 1995            2,005,380     2,005       60,000        60      350,000       350      1,763,698    (2,182,589)

Issuance of Common Stock
  in Consideration for
  Modification of Agreement          152,500       153            -         -            -         -              -             -
Net (Loss) for the Year
Ended December 31, 1995 -                  -         -            -         -            -         -              -      (197,546)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

Balance January 1, 1996            2,157,880     2,157       60,000        60      350,000       350      1,763,698    (2,380,135)

Issuance of Shares for
  Services Rendered                  164,666       165            -         -            -         -         16,301             -
Sale of Stock                         70,000        70            -         -            -         -        173,970             -
Issuance of Shares for the
  Modification of Agreements         250,000       250            -         -            -         -           (250)            -
Cancellation of Shares Held
  in Treasury                        (62,000)      (62)           -         -            -         -       (154,538)            -
Net (Loss) for the Year
  Ended December 31, 1996                  -         -            -         -            -         -              -      (450,734)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                        DEFICIT
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK                ACCUMULATED
                                  ---------------------  ---------------------  ---------------------     CAPITAL      DURING THE
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
Balance January 1, 1997            2,580,546     2,580       60,000        60      350,000       350      1,799,181    (2,830,869)
Sale of Stock                        100,000       100            -         -            -         -         99,900             -
Conversion of Indebtedness           800,000       800            -         -            -         -        165,200             -
Class A Common Stock Issued
in Cancellation of $372,000
Accrued Wages Due Officer          1,499,454     1,500            -         -            -         -        370,500             -
Issuance of Shares for
Services Rendered                    247,000       247            -         -            -         -          2,224             -
Adjustment to Give Effect
to Recapitalization on
9-Mar-1997                           560,000       560            -         -            -         -           (560)            -
Net (Loss) for the Year
Ended December 31, 1997                    -         -            -         -            -         -              -      (133,578)

                                   5,787,000     5,787       60,000        60      350,000       350      2,436,445    (2,964,447)
Shares Issued in Cancellation
of Indebtedness                    2,430,000     2,430            -         -            -         -        167,570             -
Conversion of Options                500,000       500            -         -            -         -        124,500             -
Issuance of Shares for
Services Rendered                  1,121,617     1,122            -         -            -         -        111,040             -
Shares Issued in Cancellation
of Redeemable Preferred Stock         50,000        50            -         -            -         -        149,950             -
Shares Returned to Treasury
and Cancelled                       (560,000)     (560)           -         -            -         -            560             -
Modification
  of Royalty Agreement               733,280       733            -         -            -         -          6,599             -
Issuance of Warrants to Officer            -         -            -         -            -         -         27,567             -
Net (Loss) for the Year
Ended December 31, 1998                    -         -            -         -            -         -              -      (549,187)


                 See accompanying notes and accountants' report.

                                                    MATERIAL TECHNOLOGIES, INC.
                                                   (A DEVELOPMENT STAGE COMPANY)
                                            STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                                         DEFICIT
                                     CLASS A COMMON         CLASS B COMMON     CLASS A PREFERRED STOCK                ACCUMULATED
                                  ---------------------  ---------------------  ---------------------     CAPITAL      DURING THE
                                    SHARES                 SHARES                 SHARES                IN EXCESS OF   DEVELOPMENT
                                  OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT   OUTSTANDING   AMOUNT     PAR VALUE       STAGE
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------
                                  10,061,897   $10,062       60,000   $    60      350,000   $   350   $  3,024,231   $(3,513,634)
Shares Issued in Cancellation
  of Indebtedness                  2,175,000     2,175            -         -            -         -        164,492             -
Issuance of Shares for
  Services Rendered                1,255,000     1,255            -         -            -         -         93,844             -
Shares Issued in Modification
  of Licensing Agreement             672,205       672            -         -            -         -           (672)            -
Sale of Stock                        433,333       433            -         -            -         -        173,107             -
Net (Loss) for the Year
Ended December 31, 1999                    -         -            -         -            -         -              -      (539,283)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

                                  14,597,435   $14,597       60,000   $    60      350,000   $   350   $  3,455,002   $(4,052,917)

Issuance of Shares for
  Services Rendered                  699,500       699            -         -            -         -         83,251             -
Shares Issued to
  Pursuant to Investors
  Settlement Agreement                65,028        65            -         -            -         -            (65)            -
Shares Issued for Cash and
  Non-Recourse Promissory Notes    5,000,000     5,000            -         -            -         -      1,990,000             -
Shares Issued for Cash               400,000       400            -         -            -         -         29,496             -
Shares Issued in Cancellation
of Indebtedness                      100,000       100            -         -            -         -         99,900             -
Shares Issued as Compensation
  Pursuant to Escrow Agreement     4,183,675     4,184            -         -            -         -              -             -
Shares Returned from Escrow         (400,000)     (400)           -         -            -         -            400             -
Common Shares Converted
  into Class B Common                (40,000)      (40)      40,000        40            -         -              -             -
Preferred Shares Converted
  into Common                         12,529        13            -         -      (12,529)      (13)
Net (Loss) for the Year                                                                                           -             -
Ended December 31, 2000                    -         -            -         -            -         -              -      (207,331)
                                  -----------  --------  -----------  --------  -----------  --------  -------------  ------------

  Balance December 31, 2000       24,618,167    24,618      100,000       100      337,471       337      5,657,984    (4,260,248)
                                  ===========  ========  ===========  ========  ===========  ========  =============  ============


                 See accompanying notes and accountants' report.

                                                        MATERIAL TECHNOLOGIES, INC.
                                                       (A Development Stage Company)
                                                         STATEMENTS OF CASH FLOWS


                                                                                                     From Inception
                                                                                                   (October 21, 1983)
                                                                                                         Through
                                                                   1998        1999       2000      December 31, 2000
                                                                ----------  ----------  ---------  -------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)                                             $(549,187)  $(539,283)  (459,129)  $       (4,512,046)
                                                                ----------  ----------  ---------  -------------------
  Adjustments to Reconcile Net Income (Loss) to
  Net Cash Provided  (Used) by Operating Activities
     Depreciation and Amortization                                  4,889       2,242      2,948              174,573
     Interest Income Accrued  on Stock Subcription Receivable           -      (1,432)   (98,557)             (99,989)
     Bad Debts                                                     50,000           -                          50,000
     Gain on Sale of Securities                                  (171,450)     (4,396)         -             (196,596)
     Charge off of Deferred Offering Costs                              -           -                          36,480
     Charge off Long-lived Assets due to Impairment                92,919           -                          92,919
     Gain on Foreclosure                                                -           -                         (18,697)
     Modification of Royalty Agreement                              7,332           -                           7,332
     (Increase) Decrease in  Receivables                         (140,405)     57,941    112,364              (80,932)
     (Increase) Decrease in Prepaid Expenses                            -        (268)                             53
     Loss on Sale of Equipment                                          -           -                          12,780
     Issuance of Common  Stock for Services                       139,729      95,100     88,133              621,397
     Issuance of Common  Stock for Agreement Modifications              -           -                             152
     Forgiveness of Indebtedness                                        -           -                         165,000
    Increase (Decrease) in Accounts
       Payable and Accrued Expenses                               104,049     222,471      8,441              919,872
    Interest Accrued on Notes Payable                              50,658      57,500     57,062              205,037
    Increase in Research and Development
       Sponsorship Payable                                              -           -                         218,000
    (Increase) in Note for Litigation Settlement                        -           -                         (25,753)
    (Increase) in Deposits                                              -           -          -               (2,189)
                                                                ----------  ----------  ---------  -------------------
    TOTAL ADJUSTMENTS                                             137,721     429,158    170,391            2,079,439
                                                                ----------  ----------  ---------  -------------------
        NET CASH PROVIDED (USED) BY
        OPERATING ACTIVITIES                                     (411,466)   (110,125)  (288,738)          (2,432,607)
                                                                ----------  ----------  ---------  -------------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds From Sale of Equipment                                      -           -          -               10,250
   Purchase of Property and Equipment                              (3,304)     (1,490)         -             (230,903)
   Proceeds from Sale of Securities                               261,450       4,396          -              283,596
   Purchase of Securities                                         (90,000)          -          -              (90,000)
   Proceeds from Foreclosure                                            -           -          -               44,450
   Investment in Joint Venture                                          -     (18,000)   (15,000)            (102,069)
   Payment for License Agreement                                        -           -          -               (6,250)
                                                                ----------  ----------  ---------  -------------------

       NET CASH PROVIDED (USED) BY
      INVESTING ACTIVITIES                                        168,146     (15,094)   (15,000)             (90,926)
                                                                ----------  ----------  ---------  -------------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Issuance of Common Stock                                      125,000     150,000    274,288            1,381,607
    Costs incurred in Offering                                          -           -          -              (31,480)
    Sale of Common Stock Warrants                                       -           -          -               18,250
    Sale of Preferred Stock                                             -           -          -              258,500
    Sale of Redeemable Preferred Stock                                  -           -          -              150,000
    Capital Contributions                                               -           -          -              301,068
    Payment on Proposed Reorganization                                  -           -          -               (5,000)
    Loans  From  Officers                                         150,500     102,198      8,000              736,005
    Repayments to Officer                                         (34,611)    (71,500)   (39,500)            (455,532)
    Increase in Loan Payable-Others                                     -       7,405          -              172,069
                                                                ----------  ----------  ---------  -------------------


                             See accompanying notes.

                                                      MATERIAL TECHNOLOGIES, INC.
                                                     (A Development Stage Company)
                                                       STATEMENTS OF CASH FLOWS


                                                                                             From Inception
                                                                                           (October 21, 1983)
                                                                                                Through
                                                     1998           1999          2000      December 31, 2000
                                                --------------  ------------  ------------  ------------------

     NET CASH PROVIDED BY FINANCING ACTIVITIES  $     240,889   $    188,103  $   242,788   $        2,525,487
                                                --------------  ------------  ------------  ------------------
NET INCREASE (DECREASE) IN CASH
      AND CASH EQUIVALENTS                             (2,431)        62,884      (60,950)               1,954

BEGINNING BALANCE  - CASH AND
      CASH EQUIVALENTS                                  2,451             20       62,904                    -
                                                --------------  ------------  ------------  ------------------
ENDING BALANCE  - CASH AND CASH
     EQUIVALENTS                                $          20   $     62,904  $     1,954   $            1,954
                                                ==============  ============  ============  ==================


SUPPLEMENTAL INFORMATION: -

  A.  Definition  of  Cash  and  Cash  Equivalents

      For the purpose of the statements of cash flows, all highly liquid investments with a maturity of three months or less are considered to be cash equivalents.


  B.  Interest  and  Income  Taxes  Paid

      Interest Paid During Period               $       2,500   $      2,565  $     2,565
                                                ==============  ============  ============
      Income Taxes Paid                         $           -   $      2,400  $       800
                                                ==============  ============  ============


  C.  Non  Cash  Investing  and  Financing  Activities

During 1998, the Company issued 2,430,000 shares of Class A Common Stock to its President in exchange for the cancellation of $170,000 of indebtedness.

During 1998, the Company issued 733,280 shares of Class A Common Stock in exchange for the reduction of a royalty on the fatigue fuse from 20% to 5%. The Company valued the shares issued at $7,332 which was charged to operations.

During 1998, the Company issued 50,000 shares of Class A Common Stock in exchange for the cancellation of the $150,000 redeemable preferred stock.

During 1999, the Company issued 175,000 shares of its Class A Common Stock in in exchange for the cancellation of the $66,667 of indebtedness due a consultant

During 1999, the Company issued 2,000,000 shares of its Class A Common Stock to its President in exchange for the cancellation of $100,000 of indebtedness due him.

During 1999, the Company issued 100,000 shares of its Class A Common Stock to a consultant for $.35 a share, payable by a non-recourse, non-interest bearing promissory note payable on or before June 15, 2003, and is secured by the stock.

During 2000, a holder of 12,259 shares of the the Company's Preferred Stock converted all of his shares into 12,259 shares of common.

Under a settlement agreement, during 2000, the Company issued 65,028 shares of common stock to investors who were defrauded by a former consultant of the Company.

During 2000, the Company issued to its President 4,650,000 shares of its common stock in exchange for $4,650 and a $1,855,350 promissory note bearing interest at 8% due May 2005 Shares issued were valued at $.40 per share.

During 2000, the Company issued to a Director 350,000 shares of its common stock in exchange for $350 and a $139,650 promissory note bearing interest at 8% due May 2005 Shares issued were valued at $.40 per share.

Through a stock grant, the Company in 2000 issued to its President 4,183,675 shares of its common stock for future compensation. These shares are held in escrow and have restrictive covenants.


                            See accompanying notes.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  1  -  ORGANIZATION

     Material Technologies, Inc. (the "Company") was organized on March 4, 1997, under the laws of the state of Delaware.

     The Company is in the development stage, as defined in FASB Statement 7, with its principal activity being research and development in the area of metal fatigue technology with the intent of future commercial application. The Company has not paid any dividends and dividends that may be paid in the future will depend on the financial requirements of the Company and other relevant factors.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

     a.   Property  and  Equipment

          The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight-line method for financial reporting purposes and for income tax reporting purposes.

     b.   Intangible  Assets

          Intangibles are amortized on the straight-line method over periods ranging from 5 to 20 years (see Note 3).

     c.   Net  Loss  Per  Share

          Net loss per share is computed under FASB Statement 128. Under this statement, when common shares are issued to acquire a business in a transaction accounted for as a purchase business combination, the computation of earnings (loss) per share shall recognize the existence of the new shares only from the acquisition date. The Company was formed in 1997 and through the issuance of its common stock, acquired all of the assets and liabilities of Material Technology, Inc. The Company accounted for this recapitalization as a purchase, therefore loss per share is computed only for 1997 and subsequent periods.

     d.   Pervasiveness  of  Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     e)   Fair  Value  of  Financial  Instruments

          The Company estimates the fair value of its financial instruments at their current carrying amounts.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     f)   Concentration  of  Credit  Risk

          Currently, the Company's only source of income comes from its sub-contracts for Electrochemical Fatigue Sensor ("EFS") research with the United States Air Force contractors. The Company believes these contracts will continue through 2001.

     g)   Stock  Based  Compensation

          For 1998 and subsequent years, the Company has adopted FASB Statement 123 which establishes a fair value method of accounting for its stock-based compensation plans. Prior to 1998, the Company used APB Opinion 25.

     h) Investments in companies in which the Company has less than a 20% interest are carried at cost. The Company includes dividends received from those companies in other income. The Company applies dividends received in excess of the Company's proportionate share of accumulated earnings as a reduction of the cost of the investment.

NOTE  3  -  INTANGIBLES

     Intangible  assets  consist  of  the  following:

                               Period of     December  31,
                              Amortization   1999     2000
                                --------  ---------  -------
Patent Costs                    17 Years  $ 28,494   $28,494

License Agreement               20 Years     6,250     6,250
     (See Note 5)                            _____     _____
                                            34,744    34,744
Less Accumulated Amortization              (20,043)  (22,032)
                                --------  ---------  -------

                                          $  14,701  $12,712
                                          =========  =======

     Amortization charged to operations for 1998, 1999, and 2000, were $1,990, $1,989, and $1,989, respectively.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  4  -  LICENSE  AGREEMENT

     The Company has entered into a license agreement with the University of Pennsylvania regarding the development and marketing of the EFS. The EFS is designed to measure electrochemically the status of a structure without knowing the structure's past loading history. The Company is in the initial stage of developing the EFS.

     Under the terms of the agreement the Company issued to the University 12,500 shares of its common stock, and a 5% royalty on sales of the product. The Company valued the licensing agreement at $6,250. The license terminates upon the expiration of the underlying patents, unless sooner terminated as provided in the agreement. The Company is amortizing the license over 20 years.

     In addition to entering into the licensing agreement, the Company also agreed to sponsor the development of the EFS. Under the Sponsorship agreement, the Company agreed to reimburse the University development costs totaling approximately $200,000 that was to be paid in 18 monthly installments of $11,112.

     Under the agreement, the Company reimbursed the University $10,000 in 1996 for the cost it incurred in the prosecution and maintenance of its patents relating to the EFS.

     The Company and the University agreed to modify the terms of the licensing agreement and related obligation. The modified agreements increase the University's royalty to 7% of the sale of related products, the issuance of additional shares of the Company's Common Stock to equal 5% of the outstanding stock of the Company as of the effective date of the modified agreements, and to pay to the University 30% of any amounts raised by the Company in excess of $150,000 (excluding amounts received on government grants or contracts) up to the amount owed to the University.

     The parties agreed that the balance owed on the Sponsorship Agreement was $200,000 and commencing June 30, 1997, the balance due will accrue interest at a rate of 1.5% per month until the loan matures on December 16, 2001, when the loan balance and accrued interest become fully due and payable. In addition, under the agreement, Mr. Bernstein agreed to limit his compensation from the Company to $150,000 per year until the loan and accrued interest is fully paid. Interest charged to operations for 1998, 1999, and 2000, relating to this obligation was $39,240, $46,303, and $54,638, respectively. The balance of the note at December 31, 1999, and 2000, was $257,240 and $303.543, respectively,

NOTE  5  -  PROPERTY  AND  EQUIPMENT

     The  following  is  a  summary  of  property  and  equipment:

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

                                 December  31,
                             1999          2000
                          -----------  ------------
Office Equipment          $   23,380   $    23,380
Remote Monitoring System          --            --
Manufacturing Equipment      100,067       100,067
                          -----------  ------------
                             123,447       123,447
  Less: Accumulated
     Depreciation           (119,498)     (120,457)
                          -----------  ------------
                          $    3,949   $     2,990
                          ===========  ============

     Depreciation charged to operations was $2,900, $253, and $959, in 1998, 1999, and 2000, respectively. The useful lives of office equipment for the purpose of computing depreciation are five years. Management will commence depreciating its manufacturing equipment upon the commencement of the manufacturing of its products.

     The Company's equipment has been pledged as collateral on the agreement with Advanced Technology Center (See Note 8(b)).

     In 1998, the Company had determined that based upon its current research and development program, its current Remote Monitoring System has no future use and probably cannot be sold. Therefore, the Company charged its full cost of $97,160 to operations. The $97,160 is included in general and administrative expenses. The Company determined the current value and impairment loss of $97,160 based upon the present value of the expectant future cash flows generated from the current system.

NOTE  6  -  NOTES  PAYABLE

     On May 27, 1994, the Company borrowed $25,000 from Mr. Sherman Baker, a current shareholder. The loan is evidenced by a promissory note that is assessed interest at major bank prime rate. The Company has pledged its patents as collateral against this loan.

     As additional consideration for the loan, the Company granted to Mr. Baker, a 1% royalty interest in the Fatigue Fuse and a 0.5% royalty interest in the Electrochemical Fatigue Sensor. The Company has not placed a value on the royalty interest granted. The balance due on this loan as of December 31, 1999, and 2000, was $42,851, and $53,991, respectively. Interest charged to operations for 1998, 1999 and 2000 was $2,993, $4,640, and $3,245, respectively.

     The Company did not pay any amounts due on this note when it matured on May 26, 1996, and the note is in default.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     In October 1996, the Company borrowed $25,000 from an unrelated third party. Under the terms of the promissory note, the loan was assessed interest at an annual rate of 10% and matured on October 15, 1998. The Company renegotiated the terms of the loan. Under the revised terms, the note is assessed interest at a rate of 11% per annum commencing January 1, 1999, and matures on October 15, 2000. In addition the Company issued warrants to the lender for the purchase of 2,500 shares of the Company's common stock at a price of $1.00 per share. The loan balance as of December 31, 1999 and 2000 was $25,527 and $25,527, respectively. Interest charged to operations on this loan in 1998, 1999, and 2000, were $2,500, $2,750, and $2,750, respectively.

     The Company did not pay any amounts due on this note when it matured on October 15, 2000, and the note is in default.

NOTE  7  -  INCOME  TAXES

     Income taxes are provided based on earnings reported for financial statement purposes pursuant to the provisions of Statement of Financial Accounting Standards No. 109 ("FASB 109").

     FASB 109 uses the asset and liability method to account for income taxes. That requires recognizing deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax basis and financial reporting basis of assets and liabilities.

     An allowance has been provided for by the Company which reduced the tax benefits accrued by the Company for its net operating losses to zero, as it cannot be determined when, or if, the tax benefits derived from these operating losses will materialize. As of December 31, 2000, the Company has unused operating loss carryforwards, which may provide future tax benefits in the amount of approximately $2,393,000 which expire in various years through 2020.

     The Company's use of its net operating losses may be restricted in future years due to the limitations pursuant to IRC Section 382 on changes in ownership.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  8  -  COMMITMENTS  AND  CONTINGENCIES

     The  Company's  commitments  and  contingencies  are  as  follows:

     a. On December 24, 1985, to provide funding for research and development related to the Fatigue Fuse, the Company entered into various agreements with the Tensiodyne 1985-I R & D Partnership. These agreements were amended on October 9, 1989, and under the revised terms, obligated the Company to pay the Partnership a royalty of 10% of future gross sales. The Company's obligation to the Partnership is limited to the capital contributed to it by its partners in the amount of approximately $912,500 and accrued interest.

     b. On August 30, 1986, the Company entered into a funding agreement with the Advanced Technology Center ("ATC"), whereby ATC paid $45,000 to the Company for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenue. The royalty is limited to the $45,000 plus an 11% annual rate of return. At December 31, 1999, and 2000, the future royalty commitment was limited to $184,359 and $204,639, respectively.

          The payment of future royalties is secured by equipment used by the Company in the development of technology as specified in the funding agreement.

     c. On May 4, 1987, the Company entered into a funding agreement with ATC, whereby ATC provided $63,775 to the Company for the purchase of a royalty of 3% of future gross sales and 6% of sublicensing revenues. The agreement was amended August 28, 1987, and as amended, the royalty cannot exceed the lesser of (1) the amount of the advance plus a 26% annual rate of return or, (2) total royalties earned for a term of 17 years.

          At December 31, 1999, and 2000, the total future royalty commitments, including the accumulated 26% annual rate of return, were limited to approximately $1,086,693, and $1,369,233, respectively. If the Company defaults on the agreement, then the obligation relating to this agreement becomes secured by the Company's patents, products, and accounts receivable, which may be related to technology developed with the funding.

     d. In 1994, the Company issued to Variety Investments, Ltd. of Vancouver, Canada ("Variety"), and a 22.5% royalty interest on the Fatigue Fuse in consideration for the cash advances made to the Company by Variety.

          In December 1996, in exchange for the Company issuing 250,000 shares of its Common Stock to Variety, Variety reduced its royalty interest to 20%. In 1998, in exchange for the Company issuing 733,280 shares of its Common Stock to Variety, Variety reduced its royalty interest to 5%.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     e. In 1995, the Company entered into an agreement with an unrelated third party for providing the idea of pursuing government contracts for the funding of the development of the Company's technologies, under which he would receive a number of the Company's Common Stock equal to 2.5% of the number of shares outstanding as of the date a government contract is signed, 15% of the amount of the respective government contract, and an appointment to the Company's Board of Directors. Funds due him are to be paid only when such funds become available to the Company. The Company and the third part disagree as to the amount owed and the timing of payment under the Agreement and are attempting to settle the disagreements amicably.

          Under the agreement, the Company's obligation is created on the date the government contract is signed. Under the agreement with this individual, the amounts due are to be evidenced by a promissory note bearing interest at major bank prime.

          The Agreement contains anti-dilution provisions relating to the shares to be issued that expire once $50,000 is paid. The Company's obligation to have this person as a Director expires once all amounts due are paid. The contingent amount due has been personally guaranteed by the Company's President and is secured by the Company's patents, subject to a prior lien in favor of the Company's President. The personal guarantee expires upon the individual receiving $100,000.

     f. In 1999, the Company was notified that a former consultant used company materials to sell shares of the Company's stock to the public. The Consultant defrauded 25 investors out of $112,000. The Company had no knowledge of his actions. But in order to avoid potential litigation and have the ability to pursue the claims of these investors, the Company authorized issuance of up to 110,000 shares of its restricted Common Stock to these investors in exchange for the assignment of their respective claims to the Company and a release of any claims against the Company. During 2000, 65,028 shares of the Company's common stock were issued to these defrauded investors.

     g. As discussed in Note 6, the Company granted a 1% royalty interest in the Company's Fatigue Fuse and a .5% royalty interest in its Electrochemical Fatigue Sensor to Mr. Sherman Baker as part consideration on a $25,000 loan made by Mr. Baker to the Company.

          A summary of royalty interests that the Company has granted and are outstanding as of December 31, 1999, follows:

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

                                    Fatigue   Fatigue
                                     Fuse      Sensor
                                   ---------  --------
Tensiodyne 1985-1 R&D Partnership       -- *       --
Advanced Technology Center
  Future Gross Sales                  6.00%*       --
  Sublicensing Fees                     -- **      --
Variety Investments, Ltd               5.00%       --
University of Pennsylvania
   Net Sales of Licensed Products        --      7.00%
   Net Sales of Services                 --      2.50%
Sherman Baker                          1.00%     0.50%
                                   ---------  --------

                                      12.00%    10.00%
                                   =========  ========

* Royalties limited to specific rates of return as discussed in Notes 8(a) and (b) above.

** The Company granted 12% royalties on sales from sublicensing. These royalties are also limited to specific rates of return as discussed in Note 8(b) and (c) above.


     g)   Operating  Leases

          The Company leases its existing office under a non-cancelable lease, which expires on May 31, 2002.

          Rental expense charged to operations for the years ended December 31, 1998, 1999, and 2000 was approximately $22,632, $25,375, and $23,129, which  consisted  solely  of  minimum  rental  payments.

          In addition to rent, the Company is obligated to pay property taxes, insurance, and other related costs associated with the leased office.

          Minimum rental commitments under the noncancelable leases expire as follows:

          Year  Ended  2001                    $    27,121
          Year  Ended  2002                    $    11,740

NOTE  9  -  INVESTMENTS

     a) The Company acquired 6,625,000 of Class A Common Stock of Tensiodyne Corporation. During 1996, the Company received approximately $17,750 through the sale of 50,000 shares of Tensiodyne Corporation stock. Of the 6,575,000 shares of Tensiodyne shares held as of December 31, 1996, only 690,000 shares were unrestricted and available for sale. The Company valued these 690,000 shares at their quoted market price on December 31, 1996 of $.08 per share totaling $55,200.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

          As of December 31, 1997, all of the 6,575,000 shares were unrestricted and available for sale. The quoted market price of these shares as of December 31, 1997, was $.10 per share. However, due to the share's limited market, the Company could not sell any of these shares at that price. Tensiodyne Corporation is a development stage company with no sales history and little prospect of commencing operations in the near future. The Company believed that its inability to sell the Tensiodyne shares held at their quoted market price would continue indefinitely. Therefore, as of December 31, 1997, the Company continued to value the Tensiodyne shares at $55,200, the estimated net proceeds that the Company believed it would receive if it sold the shares at that date in bulk.

          In 1998, the Board of Shareholders' of Tensiodyne authorized two reverse stock splits that reduced the total shares owned by the Company to 65,750. These shares were valued at December 31, 1998, at their quoted market price of $.1250 per share totaling $8,219. As of December 31, 2000, the Company determined that these shares had no market value and valued its interest in these shares at $ 0.

     b) In 1998, the Company acquired through a private stock offering, 115,000 shares of DCH Technology for $90,000. The Company sold these shares throughout 1998 and 1999 for net proceeds totaling $265,846, thereby reporting a net gain from these sales in 1998 of $171,450 and in 1999 of $4,396.

     c) The Company owns a .5% interest in Antaeus Research, LLC. During 1999 and 2000, the Company invested $33,000. The Company accounts for this investment under the Cost Method.

NOTE  10  -  STOCKHOLDERS'  EQUITY

     a.   Warrants

          On June 25, 1998, the Company granted warrants to Mr. Robert M. Bernstein and Mr. Joel Freedman to acquire 1,800,000, and 200,000 shares of the Company's Common Stock, respectively. The exercise price at June 25, 1998, was initially $.50, but on November 6, 1998, the Company's Board reduced the purchase price to $.10 a share. The warrants were to expire on June 30, 2002.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

          The Company valued the warrants issued to Mr. Bernstein using the Black-Sholes option pricing model using with the following assumptions: risk-free interest rate of 5.5%, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of .12 and the expected life of the warrants of 42 months. For 1998, and 1999, the Company charged the fair value of the warrants totaling $27,567 in each year to operations. These warrants were cancelled in 1999.

     b.   Common  Stock

          The holders of the Company's Common Stock are entitled to one vote per share of common stock held.

     c.   Class  B  Common  Stock

          The holders of the Company's Class B Common Stock are not entitled to dividends, nor are they entitled to participate in any proceeds in the event of a liquidation of the Company. However the holders are entitled to 500 votes for each share of Class B Common held.

     d.   Class  A  Preferred  Stock

          During 1991, the Company sold to a group of 15 individuals, 2,585 shares of $100 par value preferred stock and warrants to purchase 2,000 shares of common stock for a total consideration of $258,500.

          In the Company's 1994 spin off, these shares were exchanged for 350,000 shares of the Company's Class A Convertible Preferred Stock and 300,000 shares of its Common Stock. The holders of these shares have a liquidation preference to receive out of assets of the Company, an amount equal to $.72 per one share of Class A Preferred Stock. Such amounts shall be paid upon all outstanding shares before any payment shall be made or any assets distributed to the holders of the common stock or any other stock of any other series or class ranking junior to the Shares as to dividends or assets.

          These shares are convertible to shares of the Company's common stock at a conversion price of $.72 ("initial conversion price") per share of Class A Preferred Stock that will be adjusted depending upon the occurrence of certain events. The holders of these preferred shares shall have the right to vote and cast that number of votes which the holder would have been entitled to cast had such holder converted the shares immediately prior to the record date for such vote.

          The holders of these shares shall participate in all dividends declared and paid with respect to the Common Stock to the same extent had such holder converted the shares immediately prior to the record date for such dividend.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

          In 2000, a holder of 12,259 shares of preferred stock exchanged these shares for 12,259 shares of the Company's common. The 12,259 shares of preferred were subsequently cancelled.

     e.   Issuances  Involving  Non-cash  Consideration

          All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others.

          During 1998, the Company issued a total of 1,121,617 shares of its Common Stock in exchange for services. During 1999, the Company issued a total of 4,202,205 shares of its Common Stock for services and other non-cash consideration. During 2000, the Company issued a total of 9,620,732 shares of its Common Stock for services and other non-cash consideration. A summary of each transaction follows:

          On May 1, 1998, the Company issued 259,427 shares to two consultants. These shares were valued at $25,943. Also on May 1, 1998, the Company issued 302,190 to Joel Freedman, a Director of the Company, for services rendered. These shares were valued at $30,219. On September 1, 1998, the Company issued to a consultant 200,000 shares of stock for services relating to marketing efforts. These shares were valued at $20,000. On October 9, 1998, Company issued 100,000 shares for consulting services. These shares were valued at $10,000. In November 1998, the Company issued 60,000 shares to a company for public relations and marketing services. These shares were valued at $6,000. On November 24, 1998, the Company issued to a consultant 200,000 shares of stock for consulting services. These shares were valued at $20,000.

          On February 4, 1999, the Company issued 175,000 shares in exchange for the cancellation of $66,667 of indebtedness due to a consultant. On March 5, 1999, the Company issued 50,000 shares to Mr. John Goodman for services rendered relating to the research and development projects. These shares were valued at $2,500. Also on March 5, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On April 15, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On June 9, 1999, the Company issued 2,000,000 shares to its President in exchange for canceling $100,000 of indebtedness due him. On May 27, 1999, the Company issued its director, Joel Freedman, 200,000 shares of stock from services. These shares were valued at $10,000. On June 21, 1999, the Company issued 100,000 shares to a consultant for $.35 a share payable by a non-recourse, non-interest bearing promissory note payable on or before June 15, 2003 and is secured by the 100,000

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

          shares. The shares were valued at the present value of the note of $23,541. On June 12, 1999, the Company issued 200,000 shares to an attorney for services. These shares were valued at $10,000. On July 7, 1999, the Company issued 672,205 shares to the University of Pennsylvania pursuant to the terms of the modified licensing agreement as discussed in Note 4. These shares were valued at par. On August 23, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $2,500. On September 29, 1999, the Company issued 8,000 shares for public relations services. These shares were valued at $400. On October 27, 1999, the Company issued 300,000 to its board of advisors. These shares were valued at $30,000. On November 12, 1999, the Company issued 25,000 shares to a consultant. These shares were valued at $2,500. On November 14, 1999, the Company issued 92,000 shares to Mr. John Goodman for services rendered in connection with the development of the fatigue fuse. These shares were valued at $9,200. On December 14, 1999, the Company issued 50,000 shares to a consultant. These shares were valued at $5,000. On December 21, 1999, the Company issued 20,000 shares to a consultant for public relations services. These shares were valued at $1,500. On December 21, 1999, the Company issued 10,000 shares to an individual who is on the Company's advisory board. These shares were valued at $1,000. On December 30, 1999, the Company issued 150,000 shares to a consultant. These shares were valued at $15,000.

          On January 31, 2000, the Company issued 50,000 shares of common stock to a member of its advisory board. These shares were valued at $5,000. On February 8, 2000, the Company issued 10,000 shares of common stock to a consultant who assisted in developing the Company's web site. The Company valued these shares at $1,000. On February 28, 2000, the
          Company issued 200,000 of common stock to a consultant for financial services. These shares were valued at $20,000. Also on February 28, 2000, the Company issued 4,500 of common stock to a public relations consultant. These shares were valued at $4,500. On March 9, 2000, the Company issued 100,000 of common stock to a consultant in cancellation of $100,000 due. On March 13, 2000, the Company issued two consultants a total of 75,000 shares of common stock for services relating to the development of the fatigue fuseThese shares were valued at $7,500. On March 21, 2000, the Company's President returned to the Company 40,000 shares of Common stock in exchange for receiving 40,000 shares of Class B common stock. On March 29, 2000, the Company issued 50,000 shares of common stock to a consultant for financial services. These shares were valued at $10,000. On April 11, 2000, the Company issued 15,000 shares of common stock to consultant relating to the operations of the Company joint venture. These shares were valued at $3,000. On April 11, 2000, the Company issued 25,000 shares of common stock for advisory services. These shares were valued at $5,000. On April 28, 2000, the Company issued 30,000 shares of common stock for advisory services. These shares were valued at $12,000. On May 4, 2000, the Company issued 12,529 shares of its common stock in exchange for 12,529 shares of its preferred stock. The preferred shares were subsequently cancelled. On May 25, 2000, the Company issued its

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

          President 4,650,000 shares its common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, the Company issued 350,000 shares its common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable. On July 13, 2000, the Company issued 40,000 shares of its common stock for legal services. These shares were valued at $10,000. On October 27, 2000, the Company issued 4,183,675 to its President for futures services to be rendered pursuant to a stock grant and escrow agreement. As discussed further in Note 11, these shares are held in escrow, subject to substantial restrictions and the actual shares that may vest to the President could be substantially less then the number of shares placed in escrow. These shares were valued at par. On November 14, 2000, pursuant to the stock grant and escrow agreement, the President returned 400,000 shares of common stock to the Company that were subsequently cancelled. On the same day, 400,000 shares were issued in exchange for $22,490. On December 19, 2000, the Company issued 200,000 shares of its common stock to a consultant. These shares were valued at $10,000. During January and February 2000, the Company issued 65,028 shares of its common stock to investors who were defrauded by a former consultant of the Company. These shares were valued at par. In February 2000, the Company received $251,798 from the proceeds from the sale of shares of DCH Technologies, Inc. These shares were placed in a brokerage account in 1998 by a shareholder of the Company on the Company's behalf. The Company had no access to the account. Due to the restrictive covenants of the brokerage account, the Company did not reflect the transaction on its financial statements prior to 2000, when the shares were sold. The Company credited the proceeds to additional paid-in capital.

NOTE  11  -  TRANSACTIONS  WITH  MANAGEMENT

     a. During 1993, Mr. Bernstein exercised warrants to purchase 6,000 shares of the Company's common stock. Pursuant to the resolution on April 12, 1993, adjusting the per share amount from $10.00 to $2.50, Mr. Bernstein paid $60 and executed a five year non-interest bearing note to the Company for $14,940. The Note is non-recourse and the only security pledged for the obligation is the stock purchased. The promissory note was extended to the year 2003.

     . In 1998, the Company issued 2,430,000 shares of its common stock to Mr. Bernstein in exchange for the cancellation of $170,000 of indebtedness.

     b. In 1998, the Company issued to a Director 302,190 shares of its common stock for consulting services valued at $30,219

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

     c. In 1998, the Company granted warrants to Mr. Bernstein and Mr. Joel Freedman to acquire 1,800,000 and 200,000 shares of the Company's Common Stock, respectively, at a price of $.10 a share. These warrants were cancelled in 1999.

     d. In 1999, the Company issued 2,000,000 shares of its Common Stock in exchange for the cancellation of $100,000 of indebtedness owed its President.

     e.   During  2000,  the  President advanced the Company $8,000 and received
          $39,500 from the Company. The outstanding amount due from the President as of December 31, 2000 is $22,052. The amount of accrued interest charged to operations on the President's loans in 1998, 1999 were $8,425, and $3,516, respectively. The amount of interest credited to operations for 2000 totaled $822.

          As of December 31, 2000, the Company accrued $40,000 of unpaid compensation owed its President.

     f. On May 25, 2000, the Company issued its President 4,650,000 shares its common stock in exchange for $4,650 and a $1,855,350 non-recourse promissory note bearing interest at an annual rate of 8%. On the same day, the Company issued 350,000 shares its common stock to a Director in exchange for $350 and a $139,650 non-recourse promissory note bearing interest at an annual rate of 8%. Both notes mature on May 25, 2005, when the principal and accrued interest becomes fully due and payable. At the date of issuance, the shares were valued by the Company at $.40 per share.

     g. On October 27, 2000, the Company issued 4,183,675 shares to its President for future compensation pursuant to a Stock Escrow/Grant Agreement. Under the terms of the agreement, the President is required to hold these shares in escrow. While in escrow, the President cannot vote the shares but has full rights as to cash and non-cash dividends, stock splits or other change in shares. Any additional shares issued to the President by reason of the ownership of the 4,183,675 shares will also be escrowed under the same terms of the agreement.

          Upon the exercise by certain holders of Company options or warrants or upon the need by the Company, in the sole discretion of the Board, to issue common stock to certain individuals or entities, the number of shares required for issuance to these holders will be returned from escrow by the President thereby reducing the number of shares he holds. The shares held in escrow are non-transferable and will be granted to the Company's President only upon the exercise or expiration of all of the options and warrants, the direction of the Board, in its sole discretion, or the mutual agreement by the President and the Board of Directors to terminate the agreement. The Company valued these shares at par. Upon the actual grant of the remaining shares to the President, the shares issued will be valued its market value when issued and charged to operations as compensation.

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  12  -  STOCK-BASED  COMPENSATION  PLANS

     a In 1996, the Company adopted the 1996 Stock Option Plan and reserved 1,700,000 shares of Common Stock for distribution under the Plan. Eligible Plan participants include employees, advisors, consultants, and officers who provide services to the Company. A Committee appointed by the Company's Board of Directors determines the option price and the number of shares subject to each option granted. In the case of Incentive Stock Options granted to an optionee who owns more than 10% of the Company's outstanding stock, the option price shall be at least 110% of the fair market value of a share of common stock at date of grant. In 2000, the Company increased the number of reserved shares to 6,800,000.

          In 1998, the Company granted options to acquire 900,000 shares of which 500,000 shares were exercised for $125,000. In addition, under the Plan, the Company issued additional 50,000 shares for consulting services. The Company charged the fair value of the 50,000 shares of $5,000 to operations.

          In 1999, the Company granted options to acquire 775,000 shares of Common Stock through the Plan. The Company did not issue any shares in 1999 under the Plan.

     b. In 1998, the Company adopted the 1998 Stock Plan and reserved 800,000 shares of Common Stock for distribution under the plan. The Plan was adopted to provide a means by which the Company could compensate key employees, advisors, and consultants by issuing them stock in exchange for services and thereby conserve the Company's cash resources. A
          Committee of the Board of Directors determines the value of the services rendered and the related number of shares to be issued through the Plan for these services. In 2000, the Company increased the number of reserved shares to 6,800,000.

          In 1998, the Company issued 310,000 shares of Common Stock through the plan in exchange for consulting services. The Company valued these shares at $31,000, the fair value of the services rendered.

          The  following  is  summary  of  the 1996 and 1998 Stock option plans:

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS


Material  Technologies,  Inc.
Reconcilation  of  Stock  Option  Plans



                                                    1996 STOCK OPTION PLAN   1998 STOCK OPTION PLAN        1998 STOCK PLAN
                                                    ----------------------  --------------------------  ----------------------
                                                                WEIGHTED                     WEIGHTED                 WEIGHTED
                                                                AVERAGE                       AVERAGE                  AVERAGE
                                                     NUMBER OF  EXERCISE    NUMBER OF         EXERCISE    NUMBER OF   EXERCISE
                                                      SHARES      PRICE       SHARES            PRICE      SHARES       PRICE
                                                     ---------  ---------  ------------    ------------  -----------  ---------
OUTSTANDING JAN 1, 1997                          1)          -  $       -             -  $            -            -  $       -
                                                     =========  =========  ============    ============  ===========  =========
GRANTED                                                      -  $       -             -  $            -               $       -
EXERCISED                                                    -  $       -             -  $            -               $       -
FORFIETED                                                    -  $       -             -  $            -               $       -
                                                     ---------  ---------  ------------    ------------  -----------  ---------
OUTSTANDING JAN 1, 1998                                      -  $       -             -  $            -            -  $       -
                                                     =========  =========  ============    ============  ===========  =========
GRANTED                                                      -  $       -    900,000.00  $         0.64   310,000.00  $    0.10
EXERCISED                                                    -  $       -    550,000.00  $         0.19   310,000.00  $    0.10
FORFIETED                                                    -  $       -             -  $            -            -  $       -
                                                     ---------  ---------  ------------    ------------  -----------  ---------
OUTSTANDING DEC 31, 1998                                     -  $       -    350,000.00  $            -            -  $       -
                                                     =========  =========  ============    ============  ===========  =========
GRANTED                                                      -  $       -    750,000.00  $         0.25            -  $       -
EXERCISED                                                    -  $       -    100,000.00  $         0.35            -  $       -
FORFIETED                                                    -  $       -             -  $            -               $       -
                                                     ---------  ---------  ------------    ------------  -----------  ---------
OUTSTANDING DEC 31, 1999                                     -  $       -  1,000,000.00  $            -  $         -  $       -
                                                     =========  =========  ============    ============  ===========  =========
GRANTED                                                      -  $       -             -  $                 6,800,000  $       -
EXERCISED                                                    -  $       -     50,000.00  $         0.25    5,894,500  $    0.41
FORFIETED                                                    -  $       -             -  $            -               $       -
                                                     ---------  ---------  ------------    ------------  -----------  ---------
OUTSTANDING DEC 31, 2000                                     -  $       -    950,000.00  $            -  $905,500.00  $       -
                                                     =========  =========  ============    ============  ===========  =========
WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED
   DURING 1998                                                                           $         0.19
                                                                                           ============
WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED
   DURING 1999                                                                           $         0.00
                                                                                           ============
WEIGHTED AVERAGE FAIR VALUE OF OPTIONS GRANTED
   DURING 2000                                                                           $         0.00
                                                                                           ============

     1)  Plan  transferred  to  SecureFone  America  in  February  1997  reoganization

MATERIAL  TECHNOLOGIES,  INC.
(A  DEVELOPMENT  STAGE  COMPANY)
NOTES  TO  FINANCIAL  STATEMENTS

NOTE  13  -  SUBSEQUENT  EVENTS

          In January 2001, the Company's Board of Directors authorized the issuance of 450,000 shares of its Common Stock to individuals for legal and consulting services.

          In February 2001, the Company's Board of Directors authorized the issuance of 6,000,000 shares of its Common Stock to the Company's President for past compensation due valued at $.10 per share.